Exhibit 10.14 € 100,000,000 Term Loan Agreement with Bank of Scotland execution copy

€ 100,000,000 TERM LOAN FACILITY AGREEMENT
DATED 21 December 2007
for
ROYAL INVEST EUROPE B.V.
arranged by
BANK OF SCOTLAND PLC
as Arranger
with
BANK OF SCOTLAND PLC
acting as Facility Agent
and
BANK OF SCOTLAND PLC
acting as Security Agent
and
BANK OF SCOTLAND PLC
as Original Lender
and
BANK OF SCOTLAND PLC (acting through its Treasury Division)
as Hedge Counterparty

INDEX
Clause Page

40	AMENDMENTS AND WAIVERS	121
41	COUNTERPARTS	122
42	WAIVER	122
43	GOVERNING LAW	123
44	ENFORCEMENT	123

SCHEDULES

Schedule 1 (The Original Parties and Properties)
Schedule 2 (Conditions Precedent)
1.1.1(a)(i)(A)AaSchedule 3 (Requests)
Schedule 4 (Mandatory Cost Formula)
Schedule 5 (Form of Transfer Certificate)
Schedule 6 (Form of Compliance Certificate)
1.1.1(a)(i)(A)AaSchedule 7 (Form of Accession Letter)
1.1.1(a)(i)(A)AaSchedule 8 (Form of Resignation Letter)
Schedule 9(Property Information)
Schedule 10 (Property Details)

THIS AGREEMENT is dated 21 December 2007 and made between:

(1)
ROYAL INVEST EUROPE B.V. a private company with limited liability (besloten vennootscap met beperkte aansprakelijkheid), incorporated and existing under Dutch law and having its official seat (statutaire zetel) in Amsterdam, the Netherlands and having its principal place of business at Ditlaar 7, (1066EE) Amsterdam, the Netherlands, registered with the trade register of the chamber of commerce under number 34130365 (the "Parent");

(2)	ROYAL INVEST EUROPE B.V. as borrower (the "Original Borrower");

(3)	ROYAL INVEST EUROPE B.V. as guarantor ( the "Original Guarantor");

(4)	BANK OF SCOTLAND PLC as mandated lead arranger (the "Arranger");

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Parties) as lenders (the "Original Lender");

(6)	BANK OF SCOTLAND PLC as facility agent of the other Finance Parties (the "Facility Agent");

(7)	BANK OF SCOTLAND PLC as security agent for the Finance Parties (the "Security Agent"); and

(8)	BANK OF SCOTLAND PLC (acting through its Treasury Division) as counterparty to certain Hedging Agreements (the "Original Hedge Counterparty").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Agreement (including its recitals and the Schedules):

"Accession Letter" means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

"Account" means any Collection Account, the General Account or the Rent Account.

"Accounting Principles" means generally accepted accounting principles in the Netherlands, including IFRS.

"Additional Borrower" means the companies listed on Part IB of Schedule 1 (Additional Obligors) and any other company who becomes an Additional Borrower in accordance with Clause 30 (Changes to the Obligors).

"Additional Guarantor" means listed on Part IB of Schedule 1 (Additional Obligors) and any other company who becomes an Additional Guarantor in accordance with Clause 30 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Additional Property" has the meaning given thereto in Clause 26.4 (Additional Properties).

"Additional Property Company" has the meaning given thereto in Clause 26.4 (Additional Properties).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreement" means this facility agreement.

"Agreement for Lease" means an agreement to grant an Occupational Lease of all or part of a Property.

"Allocated Loan Amount" means, in respect of a Property, the amount set out opposite that Property in Schedule 10 (Property Details).

"Acquisition Documents" means any Sale and Purchase Agreement, any deed of transfer in respect of the Properties, any deed of transfer in respect of the shares in the capital of an Obligor who owns Property and any other document designated as an "Acquisition Document" by the Facility Agent and the Parent.

"Apartment Rights" means an appartementsrecht, pursuant to Section 5:106 of the Dutch Civil Code (or any similar right), in respect of a Property.

"Auditors" means one of Cox & Partners, PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte or such other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling one (1) month prior to the Final Maturity Date.

"Available Commitment" means, in relation to the Facility, a Lender's Commitment under the Facility minus:

(a)	its participation in any outstanding Loans under the Facility; and

(b)	in relation to any proposed Loans, its participation in any other Loans that are due to be made under the Facility on or before the proposed Utilisation Date.

"Available Facility" means, in relation to the Facility, the aggregate for the time being of each Lender's Available Commitment in respect of the Facility.

"Borrower" means:

(a)	the Original Borrower; or

(b)	any Additional Borrower,

unless it has ceased to be an Obligor in accordance with Clause 30 (Changes to the Obligors).

"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Building Rights" means an opstalrecht, pursuant to Section 5:101 of the Dutch Civil Code (or any similar right), in respect of a Property.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, the Netherlands and any TARGET Day.

"Charged Property" means all of the assets of the Obligors or any other person which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Collection Account" has the meaning given to that term in Clause 20.1 (Designation of Accounts) .

"Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not reduced pursuant to Clause 5.5 (Reduction of Commitment) or cancelled, reduced otherwise or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form as set out in Schedule 6 (Form of Compliance Certificate).

"Constitutional Documents" means the deed of incorporation (oprichtingsakte) and the articles of association (statuten) of an Obligor and any other document designated as a "Constitutional Document" by the Facility Agent and the Parent.

"Dangerous Substance" means any radioactive emissions and any natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) and including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste, is capable of causing harm to any living organism or damaging the Environment or public health.

"Debt Service Cover" means, at any time, projected annual rental as a percentage of projected annual finance costs at that time. For the purpose of this definition:

(a)
projected annual finance costs means an estimate by the Facility Agent of the aggregate amount payable to the Finance Parties (including scheduled principal repayments) under the Finance Documents during any year in respect of which the Facility Agent has estimated projected annual rental;

(b)	projected annual rental means an estimate by the Facility Agent, as at any date, of the passing net rental income that will be received during the year commencing on that date;

(c)	in determining projected annual finance costs the Facility Agent will take into account any amount payable or receivable by an Obligor during the relevant year under any Hedging Agreement; and

(d)	in determining projected annual rental, the Facility Agent will assume:

(i)	a break clause under any Lease Document will be deemed to be exercised at the earliest date available to the relevant tenant;

(ii)	net rental income will be ignored unless payable under an unconditional and binding Lease Document;

(iii)	potential rental income increases as a result of rent reviews will be ignored other than where there are fixed rental increases under the relevant Lease Documents;

(iv)	net rental income payable by a tenant that is more than one month in arrears on its rental payments will be ignored; and

(v)
net rental income will be reduced by the amounts (together with any related value added or similar taxes) of ground rent, rates, service charges, insurance premia, maintenance and other outgoings with respect to a Property to the extent that any of those items are not fully funded by the tenants under the Lease Documents.

"Default" means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Disposal" means a disposal by an Obligors of any Property or by a person of any share in the capital of an Obligor.

"Environment" means all, or any of, the following media: the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation, surface and sub-surface soil).

"Environmental Approval" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from the Properties owned or used by any Obligor.

"Environmental Claim" means any claim by any person:

(a)	in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

(b)
that arises as a result of or in connection with Environmental Contamination and that is capable of giving rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings including, without limitation, any such claim that arises from injury to persons or property.

"Environmental Contamination" means each of the following and their consequences:

(a)	any release, emission, leakage or spillage of any Dangerous Substance at or from any site part of a Property owned by an Obligor into any part of the Environment;

(b)	any accident, fire, explosion or sudden event at any site owned or occupied by an Obligor which is directly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the Environment arising at or from any site part of the Property (legally or beneficially) owned or occupied by an Obligor.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace;

(d)	any emission or substance capable of causing harm to any living organism or the environment; or

(e)	Dangerous Substance.

"Environmental Report" means

(a)	an environmental report prepared by Arcadis and dated on or about the date hereof relating to the Properties; or

(b)	any other environmental report acceptable to the Facility Agent relating to the Properties,

addressed to, and/or capable of being relied upon by, the Arranger and the other Finance Parties.

"EURIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European Interbank Market, as of 11:00 a.m. on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

"Event of Default" means any event or circumstance specified as such in Clause 27 (Events of Default).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

"Facility Office" means:

(a)
in respect of a Lender, the office or offices notified by that Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

"Fitch" means Fitch Ratings Limited or any successor to its rating business.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Parent (or the Facility Agent and the Parent or the Security Agent and the Parent) setting out any of the fees referred to in Clause 13 (Fees).

"Final Maturity Date" means in relation to the Facility, the date falling 6 years after the first Utilisation Date.

"Finance Document" means this Agreement, any Fee Letter, any Hedging Agreement, the Subordination Agreement, any Transaction Security Document, any Utilisation Request, any Transfer Certificate, any Accession Letter, any Resignation Letter, any Compliance Certificate and any other document designated as a "Finance Document" by the Facility Agent and the Parent.

"Finance Party" means the Facility Agent, the Arranger, the Security Agent, any Lender or any Hedge Counterparty.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value as at the relevant date on which Financial Indebtedness is calculated (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)
any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.

"Financial Quarter" means each period of three (3) Months ending on 31 March, 30 June, 30 September and 31 December of each year.

"Financial Year" means each period of twelve (12) Months ending on 31 December of each year.

"Funds Flow Statement" means the funds flow letter in agreed form, as set out in the notary letter dated on or about the date of this Agreement.

"General Account" has the meaning given to that term in Clause 20.1 (Designation of Accounts).

"Group" means the Parent, each Obligor (other than the Parent) and each of its Subsidiaries for the time being.

"Group Structure Chart" means the group structure chart in the agreed form.

"Guarantor" means:

(a)	the Original Guarantor; or

(b)	any Additional Guarantor,

unless it has ceased to be an Obligor in accordance with Clause 30 (Changes to the Obligors).

"Hedging Agreement" means any ISDA Master agreement (in the form published in 1992 by the International Swaps and Derivatives Association Inc.), confirmation, schedule or other agreement in agreed form entered into or to be entered into by the Parent and a Hedge Counterparty for the purpose of hedging interest rate liabilities in relation to the Facility

"Hedge Counterparty" means the Original Hedge Counterparty or any other hedge counterparty acceptable to the Facility Agent who becomes a hedge counterparty under this Agreement in accordance with Clause 10.3.2.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Initial Valuation” means the Valuation prepared by the Valuer in respect of each Property and addressed to, and/or capable of being relied upon by, the Arranger and the other Finance Parties.

"Interest Cover" means, at any time, projected annual rental as a percentage of projected annual finance costs at that time. For the purpose of this definition:

(a)
projected annual finance costs means an estimate by the Facility Agent of the aggregate amount payable to the Finance Parties (excluding scheduled principal repayments) under the Finance Documents during any year in respect of which the Facility Agent has estimated projected annual rental;

(b)	projected annual rental means an estimate by the Facility Agent, as at any date, of the passing net rental income that will be received during the year commencing on that date;

(c)	in determining projected annual finance costs the Facility Agent will take into account any amount payable or receivable by an Obligor during the relevant year under any Hedging Agreement; and

(d)	in determining projected annual rental, the Facility Agent will assume:

(i)	a break clause under any Lease Document will be deemed to be exercised at the earliest date available to the relevant tenant;

(ii)	net rental income will be ignored unless payable under an unconditional and binding Lease Document;

(iii)	potential rental income increases as a result of rent reviews will be ignored other than where there are fixed rental increases under the relevant Lease Documents;

(iv)	net rental income payable by a tenant that is more than one month in arrears on its rental payments will be ignored; and

(v)
net rental income will be reduced by the amounts (together with any related value added or similar taxes) of ground rent, rates, service charges, insurance premia, maintenance and other outgoings with respect to a Property to the extent that any of those items are not fully funded by the tenants under the Lease Documents.

"Interest Payment Date" means 15 January, 15 April, 15 July and 15 October with the first interest payment date being 15 April 2008.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

"Lease Document" means:

(a)	an Agreement for Lease;

(b)	an Occupational Lease; or

(c)	any other document designated as such by the Facility Agent and the Parent.

"Leasehold Interest" means a leasehold interest (erfpachtsrecht), pursuant to Section 5:85 of the Dutch Civil Code (or similar right), in respect of a Property.

"Legal Opinion" means any legal opinion delivered to the Facility Agent under Clause 4 (Conditions Precedent) or Clause 30 (Changes to the Obligors).

"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(c)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Loan to Value" means, at any time, the Loans as a percentage of the value of the Portfolio (determined in accordance with the most recent Valuation at that time).

"Major Lease" means an Occupational Lease under which the annual rent exceeds € 50,000.

"Majority Lenders" means a Lender or Lenders whose Commitment aggregate more than 66 2/3 per cent. of the Commitment (or, if the Commitments has been reduced to zero, aggregated more than 66 2/3 per cent. of the Commitment immediately prior to that reduction).

"Managing Agent" means Royal Invest Develop and Services B.V. or any other managing agent appointed by an Obligor in respect of the Properties with the approval of the Facility Agent.

"Mandatory Cost" means the percentage rate per annum calculated by the Facility Agent in accordance with 0 (Mandatory Cost Formula).

"Margin" means 1.32 per cent. per annum;

"Material Adverse Effect" means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of an Obligor;

(b)	the ability of an Obligor to perform its obligations under the Transaction Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. "Monthly" shall be construed accordingly.

"Moody's" means Moody's Investor Services Limited or any successor to its rating business.

“Net Rental Income” means Rental Income other than Tenant Contributions.

"Obligor" means a Borrower or a Guarantor.

"Occupational Lease" means any lease or licence or other right of occupation or right to receive rent to which a Property may at any time be subject.

"Original Financial Statements" means:

(a)	in relation to the Parent, its annual financial statements for its Financial Year ending in December 2006;

(b)	in relation to the Additional Obligors set out in Schedule 1 Part IB (Additional Obligors),

(i)	in respect of Alfang B.V., its semi-annual financial statements for its financial semi-annual period ending in June 2007; and

(ii)	in respect of Amogb B.V., its annual financial statements for its Financial Year ending in December 2006; and

(c)	in relation to any other Obligor, its audited financial statements delivered to the Facility Agent as required by Clause 30 (Changes to the Obligors).

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Permitted Operating Costs" means the reasonable irrevocable operating costs incurred by an Obligor with respect to the Properties, including:

(a)	non-recoverable rates, service charges, insurance premia and other expenses relating to the day-to day- upkeep of the Properties;

(b)	regular and scheduled repair, maintenance and capital expenditure costs at a level sufficient to maintain the current quality of the Properties (and acceptable to the Facility Agent);

(c)	property related taxes;

(d)	asset management fees no exceeding 2.5 per cent. of the aggregate Net Rental Income of each Property in any financial year.

“Portfolio” means all Properties taken together.

"Property" means

(a)	a property as described in Schedule 10 (Property Details); or

(b)	any Additional Property,

(including its fixtures (bestanddelen), fittings (inrichting) and improvements) and, where the context so requires, includes the buildings on that Property (and any rights of any nature pertaining to that Property which an Obligor have).

"Property Management Agreement" means

(a)	the property management agreement dated on or about the date hereof by and between the Parent and the Managing Agent, relating to certain Properties;

(b)	the property management agreement dated on or about the date hereof by and between Alfang B.V. and the Managing Agent, relating to certain Properties;

(c)	the property management agreement dated on or about the date hereof by and between Amogb B.V. and the Managing Agent, relating to certain Properties; or

(d)	any other property management agreement (acceptable to the Facility Agent) relating to the Properties.

"Qualifying Lender" has the meaning given to that term in Clause 14 (Tax Gross up and Indemnities).

"Quarter Date" means the last day of a Financial Quarter.

"Quasi-Security" has the meaning given to that term in Clause 24.9 (Negative pledge).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period unless market practice differs in the European Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the European Interbank Market (and if quotations would normally be given by leading banks in the European Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means the principal office in Edinburgh, United Kingdom of the Bank of Scotland plc and Rotterdam, the Netherlands of Fortis Bank (Nederland) N.V. or such other banks as may be appointed by the Facility Agent in consultation with the Parent.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

"Rent Account" has the meaning given to that term in Clause 20.1 (Designation of Accounts).

“Rental Income” means the aggregate of all amounts paid or payable to or for the account of the Obligors in connection with the letting of any part of the Portfolio, including each of the following amounts:

(a)	rent, licence fees and equivalent amounts paid or payable;

(b)	any sum received or receivable from any deposit held as security for performance of a tenant’s obligations;

(c)	a sum equal to any apportionment of rent allowed in favour of the Obligors;

(d)
any other moneys paid or payable in respect of occupation and/or usage of a Property and any fixture and fitting on a Property including any fixture or fitting on a Property for display or advertisement, on licence or otherwise;

(e)	any sum paid or payable under any policy of insurance in respect of loss of rent or interest on rent;

(f)	any sum paid or payable, or the value of any consideration given, for the surrender or variation of any Lease Document;

(g)	any sum paid or payable by any guarantor of any occupational tenant under any Lease Document;

(h)	any Tenant Contributions; and

(i)
any interest paid or payable on, and any damages, compensation or settlement paid or payable in respect of, any sum referred to above less any related fees and expenses incurred (which have not been reimbursed by another person) by the Obligors.

"Rental IncomeGuarantee" means:

(a)
a guarantee issued by Harry Muermans and Frans Feijdherbe in favour of the Parent and the Security Agent guaranteeing the Rental Income payable by Carrara Projectontwikkeling B.V. in respect of the Property located at Franciscusweg 8-10, Hilversum, the Netherlands;

(b)
a guarantee issued by Harry Muermans in favour of the Parent and the Security Agent guaranteeing the Rental Income in respect of the Property located at Schepersmaat 4, Assen, the Netherlands secured by a cash deposit in the amount of € 1,000,000 under the terms and conditions of an escrow agreement dated on or about the date hereof; and

(c)	any other guarantee or deposit securing or guaranteeing the Rental Income in respect of a Property.

"Repayment Instalment" means each instalment for repayment of the Loans as determined in accordance with Clause 6.1.1 (Repayment of loans).

"Repeating Representations" means each of the representations set out in Clause 21.

“Report on Title” means:

(a)	the due diligence report in respect of each Property prepared by Loyens & Loeff N.V. and dated on or about the date hereof; or

(b)	any other due diligence report (acceptable to the Facility Agent) in respect of a Property,

addressed to, and/or capable of being relied upon by, the Arranger and the other Finance Parties.

"Reports" means the Environmental Report, the Report on Title and the Structure Memorandum and any other report relating to a Property.

"Requisite Rating" means a person with long or short term (as appropriate) unsecured debt instruments in issue which are neither subordinated nor guaranteed and which meet the following requirements:

(a)	in relation to a bank at which an Account is held or the Managing Agent’s account into which the Net Rental Income is to be paid:

(i)	short term instruments with a rating of at least "A1" by S&P, "P1" by Moody’s and "F1+" by Fitch; and

(ii)	long term instruments with a rating of at least "A+" by S&P, "A1" by Moody’s and "A" by Fitch; and

(b)	in relation to a Hedge Counterparty or a person guaranteeing the obligations of such Hedge Counterparty:

(i)	short term instruments with a rating of at least "A1" by S&P, "P1" by Moody’s and "F1" by Fitch; and

(ii)	long term instruments with a rating of at least "A+" by S&P, "A1" by Moody’s and "A" by Fitch; and

(c)	in relation to an insurance company or underwriter in relation to an insurance company or underwriter, long term instruments with a rating of at least "A" by S&P, "A2" by Moody’s and "A" by Fitch.

"Resignation Letter" means, a letter substantially in the form as set out in Schedule 8 (Form of Resignation Letter).

"S&P" means standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc or any successor to its rating business.

"Sale and Purchase Agreement" means each sale and purchase agreement pursuant to which an Obligor has acquired a Property or shares in an Obligor who owns Property.

"Screen Rate" means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests).

"Structure Memorandum" means

(a)
the structure memorandum setting out, inter alia, the tax analyses, the flow of funds and the steps in connection with the acquisition and the financing of the Portfolio prepared by Statenconsult B.V. and dated on or about the date hereof; or

(b)
any other structure memorandum (acceptable to the Facility Agent) setting out, inter alia, the tax analyses, the flow of funds and the steps in connection with the acquisition and the financing of an Additional Property, addressed to, and/or capable of being relied upon by, the Arranger and the other Finance Parties.

"Subsidiary" means in relation to an entity incorporated under Dutch law a "dochtermaatschappij" within the meaning of Section 2:24a of the Dutch Civil Code (regardless whether the shares or voting rights on the shares in such company are held directly or indirectly through another "dochtermaatschappij").

"Subordination Agreement" means a subordination agreement in the agreed form to be entered into on or about the date of this Agreement between the Security Agent (on behalf of the Finance Parties) as senior creditors and (as requested by the Security Agent) the Parent, any other Obligor and/or any of its Subsidiaries as junior creditors.

"Syndication Date" means the day on which the Arranger confirms that the primary syndication or securitisation of the Facility has been completed.

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tenant Contributions” means any amount paid to an Obligor by any tenant under a Lease Document or any other occupier of a Property, by way of:

(a)	contribution to:

(i)	insurance premia;

(ii)	the cost of an insurance valuation;

(iii)	a service charge in respect of an Obligor’s costs under any repairing or similar obligation or in providing services to a tenant of, or with respect to, a Property; or

(iv)	a sinking fund; or

(b)	value added tax or similar taxes.

"Transaction Documents" means the Finance Documents, the Acquisition Documents, any Rental Income Guarantee, any Property Management Agreement  and the Constitutional Documents.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

"Transaction Security Documents" means each of the documents listed as being a Transaction Security Document in Part I paragraph 2.2 and Part II paragraph 3.2 of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor (or any other person) creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Parent.

"Transfer Date" means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Transfer Certificate.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Utilisation Date" means the date on which the Facility is utilised.

"Utilisation Request" means a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests).

"Valuation" means a valuation of some or all of the Properties by a Valuer, and addressed to, and/or capable of being relied upon by, the Arranger and the other Finance Parties and prepared on the basis of the open market value (ignoring portfolio effect and on an asset by asset basis, on the terms of appointment approved by the Facility Agent.

"Valuer" means, in respect of any Valuation, King Sturge SA/NV and Diephuis Partners or any other surveyor or valuer appointed by the Facility Agent.

"VAT" means value added tax as provided for in the Dutch Value Added Tax Act 1968 (Wet op de Omzetbelasting 1968) and any other tax of a similar nature.

1.2	Interpretation

1.2.1	Unless a contrary indication appears, any reference in this Agreement (including its recitals and the Schedules) to:

(a)
the "Facility Agent", the "Arranger", any "Hedge Counterparty", any "FinanceParty", any "Lender", any "Obligor", any "Party", the "SecurityAgent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agent in accordance with the Finance Documents;

(b)
a document in "agreedform" is a document which is previously agreed in writing by or on behalf of the Parent and the Facility Agent or, if not so agreed, is in the form specified by the Facility Agent;

(c)	"assets" includes present and future properties, shares, revenues and rights of every description;

(d)
a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(e)
"guarantee" means (other than in Clause 19 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(f)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(g)
a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(h)	"Property" includes a Leasehold Interest and/or a Building Right and/or Apartment Right, as the case may be in connection with that Property;

(i)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(j)	a provision of law is a reference to that provision as amended or re-enacted; and

(k)	a time of day is a reference to Amsterdam time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Schedules form an integral part of this Agreement.

1.2.4
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.5	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.2.6
Where under a Finance Document a Finance Party is required to act reasonably, it is reasonable for that Finance Party to act in a manner which, in the opinion of that Finance Party, is reasonably appropriate to avoid an adverse effect on the then current ratings of securities issued in connection with any securitisation involving this Agreement.

1.3	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	gross negligence means groveschuld;

(c)	negligence means schuld;

(d)
a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (rechtvanretentie), right to reclaim goods (recht vanreclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijkzekerheidsrecht);

(e)	wilful misconduct means opzet;

(f)	a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(g)	a moratorium includes surseance van betaling and granted a moratorium includes surséance verleend;

(h)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(i)	a trustee in bankruptcy includes a curator;

(j)	an administrator includes a bewindvoerder

(k)	an attachment includes a beslag; and

(l)	Dutch Civil Code means Burgerlijk Wetboek.

SECTION 2
THE FACILITY

2	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available a term loan facility in an aggregate amount equal to the Commitment.

2.2	Finance Parties’ rights and obligations

2.2.1
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

2.3.1
Each Obligor (other than the Parent) by its execution of this Agreement irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(a)
the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests) to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(b)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.3.2
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Parent or given to the Parent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Parent and any other Obligor, those of the Parent shall prevail.

2.3.3
It is expressly agreed that the appointment under this Clause 2.3 is given with full power of substitution and also applies to any situation where the Parent acts as an Obligor's counterparty (Selbsteintritt) within the meaning of Section 3:68 of the Dutch Civil Code or as a representative of an Obligor's counterparty.

3	PURPOSE

3.1	Purpose

The Obligors shall apply all amounts borrowed by it under the Facility to finance:

(a)	the acquisition of the Properties to be acquired by the Parent and the shares in the capital of the Obligors (save for the Parent); and/or

(b)	to refinance existing financial indebtedness,

all as specified in the Funds Flow Statement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.3.1 (Lenders' participation) in relation to any Loan if on or before the first Utilisation Date, the Facility Agent has received all of the documents and other evidence listed in Part IA of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2	Conditions precedent to each Utilisation

The Lenders will only be obliged to comply with Clause 5.3.1 (Lenders' participation) in relation to a Loan for a Property if on or before the relevant Utilisation Date, the Facility Agent has received all of the documents and other evidence listed in Part I and Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the relevant Borrower and the Lenders promptly upon being so satisfied.

4.3	Further conditions precedent

4.3.1
Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.3.1 (Lenders' participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan;

(b)	in relation to any Loan, all the representations and warranties in Clause 21 (Representations) are true in all material respects; and

(c)	following the making of each Loan:

(i)	the Interest Cover is at least 130 per cent.;

(ii)	the Debt Service Cover is at least 105 per cent.; and

(iii)	the Loan to Value does not exceed 85 per cent.

4.3.2	Unless the Facility Agent agrees, the Utilisation Request may not be given if, as a result, there would be more than five (5) Loans outstanding.

SECTION 3
UTILISATION

5	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower (or the Parent on its behalf) may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than on 11:00 a.m. three (3) Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the amount and currency of a Loan comply with Clause 5.3 (Amount and currency); and

(c)	the relevant Properties for which the proposed Loan is requested are specified.

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Amount and currency

5.3.1	The amount of a proposed Loan shall be:

(a)	an amount equal to the lower of:

(i)	85 per cent. of the net market value of the Property for which the proposed Loan is requested as determined from the relevant Initial Valuation; and

(ii)	85 per cent. of the acquisition costs of the Property for which the proposed Loan is requested; and

(b)	an amount so that Interest Cover, as at the relevant Utilisation Date immediately after the making of that Loan, is at least 130 per cent.; and

(c)	an amount so that Debt Service Cover, as at the relevant Utilisation Date immediately after the making of that Loan, is at least 105 per cent.,

provided that at all times the aggregate of the utilisations made under the Facility shall not exceed the Commitment.

5.3.2	The currency specified in the Utilisation Request shall be euro.

5.4	Lenders' participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the relevant Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

5.5	Reduction of Commitment

5.5.1
The Commitment shall be reduced on each Interest Payment Date by an amount equal to the amount set out in column B in the table below next to the period set out in column A in the table below in which the relevant Interest Payment Date falls..

Column A	Column B
(Period)	(Reduction amount in euro)
The period from the first Utilisation Date to (and including) the fourth Interest Payment Date.	312,500
The period from the fourth Interest Payment Date to (and including) the twelfth Interest Payment Date.	375,000
The period from the twelfth Interest Payment Date to (and including) the Final Maturity Date.	500,000

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT

6.1	Repayment of Loans

6.1.1
The Borrowers shall repay the aggregate Loans in instalments. Repayment Instalments shall be due on each Interest Payment Date. The amount of each Repayment Instalment shall be the percentage of the amount utilised under the Facility at the relevant Interest Payment Date (ignoring any repayments or prepayments) which is set out in column B in the table below next to the period set out in column A in the table below in which the relevant Interest Payment Date falls.

Column A	Column B
(Period)	(Repayment Instalment)
The period from the first Utilisation Date to (and including) the fourth Interest Payment Date.	0.3125%
The period from the fourth Interest Payment Date to (and including) the twelfth Interest Payment Date.	0.375%
The period from the twelfth Interest Payment Date to (and including) the Final Maturity Date.	0.50%

6.1.2	The Borrowers shall repay the outstanding amount of the Loans in full on the Final Maturity Date.

7	ILLEGALITY, VOLANTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan:

(a)	that Lender, shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Parent, the Commitment of that Lender will be immediately cancelled; and

(c)
each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the then current Interest Period for each Loan occurring after the Facility Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

7.2.1
Subject to paragraph 7.4 below the Parent may, if it gives the Facility Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of € 5,000,000 and is a multiple of € 1,000,000) of the Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitment of the Lenders rateably under the Facility.

7.3	Automatic cancellation

The Commitment of a Lender shall be immediately cancelled at the close of business in Amsterdam, the Netherlands on the last day of the Availability Period.

7.4	Voluntary prepayment of Loans

7.4.1
A Borrower to which a Loan has been made may, if it or the Parent gives the Facility Agent not less than 10 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Loan (but, if in part, being an amount that reduces that Loan by a minimum amount of € 5,000,000 and is a multiple of € 1,000,000).

7.4.2	Each prepayment under this Clause 7.4 shall be made on an Interest Payment Date in which the Facility Agent has been notified of such prepayment.

7.5	Right of cancellation and repayment in relation to a single Lender

7.5.1
If any sum payable to any Lender by an Obligor is required to be increased under Clause 14.2.3 (Tax gross-up) or any Lender claims indemnification of an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Parent may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Facility Agent notice (if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

7.5.2	On receipt of a notice referred to in Clause 7.5.1 above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

7.5.3
On an Interest Payment Date falling after the Parent has given notice under Clause 7.5.1 above in relation to a Lender (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan together with all interest and other amounts accrued under the Finance Documents.

8	MANDATORY PREPAYMENT

8.1	Disposals and recoveries

8.1.1	In this Clause 8.1:

"net proceeds” means any amount received by an Obligor as consideration for a relevant disposal or a relevant recovery, less all Taxes and reasonable costs and expenses incurred by that Obligor in connection with such disposal or recovery.

"relevant disposal" means a disposal of any asset or business (whether by way of a share or asset sale) other than:

(a)	a disposal of an asset other than a Property to the extent it is replaced by another asset for use in the present business of the Obligor within 6 Months after the date of the disposal;

(b)	a disposal of an asset other than a Property made in the ordinary course of business of the Obligor;

(c)	a disposal of an obsolete asset other than a Property;

(d)	a disposal of cash as payment for purposes allowed under this Agreement;

(e)	a disposal with the creation of a Security allowed by this Agreement;

(f)	a Disposal;

(g)	a disposal made with the prior consent of the Majority Lenders.

"relevant recovery” means:

(a)
any amount received or recovered by an Obligor under the Acquisition Documents, unless that amount has been applied within 6 Months of receipt in meeting the liability or loss which gave rise to that claim; or

(b)
any amount received or recovered by an Obligor under any insurance policy for loss or damage to its assets or business unless those proceeds have to be applied, and are applied within 6 Months after receipt, in replacement or reinstatement of damaged assets, or comprise a payment for business interruption or public liability.

8.1.2	Each Obligor shall procure that an amount equal to:

(a)	in the case of a Disposal, the lower of:

(i)	the outstanding Loans; and

(ii)	110% of the Allocated Loan Amount; and

(b)	in any other case, the net proceeds,

is applied toward prepayment of the relevant Loans.

8.2	Miscellaneous

8.2.1	Any prepayment under this Clause 8.1 shall be made on or before the last day of the Interest Period of the Loan to be repaid in which the relevant disposal, receipt or recovery occurred.

8.2.2	If the amount to be applied in prepaying a Loan is more than the amount of the Loans (if any) then outstanding, the Borrowers shall immediately cancel the Commitment in an amount equal to the excess.

8.2.3
When it is established that a Borrower will be required to prepay a Loan on the last day of the current Interest Period for that Loan, the Obligors shall promptly ensure than an amount equal to the amounts to be prepaid is deposited into the Rent Account.

8.2.4
The Parent shall apply any amount deposited into the Rent Account under paragraph 8.2.3 towards prepayment of the relevant Loan on the last day of the relevant Interest Period or earlier if the Parent so directs.

9	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 6.1 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid, Break Costs and any prepayment fees due and payable.

9.3	Reborrowing of Facility

Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

9.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitment

No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

9.6	Facility Agent's receipt of Notices

If the Facility Agent receives a notice under Clause 6.1 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender, as appropriate.

9.7	Prepayment elections

The Facility Agent shall notify the Lenders as soon as possible of any proposed prepayment of a Loan under Clause 7.3 (Voluntary prepayment of Loans) or Clause 8.1 (Disposals and recoveries).

SECTION 5
COSTS OF UTILISATION

10	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	the Margin;

(b)	EURIBOR; and

(c)	Mandatory Cost, if any.

10.2	Payment of interest

10.2.1	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on each Interest Payment Date.

10.3	Hedging

10.3.1
From and including the Utilisation Date, the Parent shall enter into a Hedging Agreement to hedge at least 65 per cent. of the aggregate interest rate liabilities of the Obligors in relation to the Facility, in accordance with this Clause.

10.3.2	All Hedging Agreements shall be:

(a)
with a Hedge Counterparty and that Hedge Counterparty, or a person acceptable to the Facility Agent that has unconditionally guaranteed its obligations under the Hedging Agreements in form and substance satisfactory to the Facility Agent, has a Requisite Rating, and if requested by the Facility Agent, has acceded to this Agreement as a hedge counterparty;

(b)
on terms that the Hedging Agreements shall at all times have an aggregate notional amount not less than the aggregate amount of the Loans outstanding with terms not expiring before the Final Maturity Date,

(c)
in the form of a swap, swaption, cap, caption, floor (when in combination with any of the instruments referred to above) or such other instrument satisfactory to the Facility Agent and in any event in form and substance satisfactory to the Facility Agent; and

(d)	charged or assigned by way of security or pledged under any Transaction Security Document.

10.3.3
If, at any time, the notional principal amount of the Hedging Agreements exceeds the aggregate amount of the Loans at that time, the Parent shall, at the request of the Facility Agent, reduce the notional principal amount of the Hedging Agreements by an amount and in a manner satisfactory to the Facility Agent so that it no longer exceeds the aggregate amount of the Loans then outstanding.

10.3.4	A failure on the part of a Hedge Counterparty to comply with its obligations under this Clause 10.3 will not affect the obligations of the Parent under this Clause 10.3.

10.3.5	The parties to each Hedging Agreement shall comply with the terms of that Hedging Agreement.

10.3.6	Neither a Hedge Counterparty nor the Parent may amend or waive the terms of any Hedging Agreement without the consent of the Facility Agent.

10.3.7
Each Hedge Counterparty and the Parent agree that following any breach by the Parent of its payment obligations under the Hedging Agreements, the Facility Agent may make any such payments on behalf of the Parent.

10.3.8	Neither a Hedge Counterparty nor the Parent may terminate or close out any Hedging Agreement (in whole or in part) except:

(a)	in accordance with the Clauses 10.3.3 above;

(b)	if it becomes illegal for that party to continue to comply with its obligations under that Hedging Agreement;

(c)	if the Loans and other amounts outstanding under the Finance Documents have been unconditionally and irrevocably paid and discharged in full;

(d)	in the case of termination or closing out by a Hedge Counterparty, if the Facility Agent serves notice under Clause 27.19 (Acceleration); or

(e)	in the case of termination or closing out by the Parent:

(i)	if immediately after such termination or closing out the notional principal amount of the Hedging Agreements still in force is at least equal to the aggregate amount of the Loans; or

(ii)	with the consent of the Facility Agents.

10.3.9	Each Hedge Counterparty agrees that it shall give the Facility Agent 5 Business Days notice of any breach by the Parent in respect of its payment obligations under the Hedging Agreements.

10.3.10
Each Hedge Counterparty may only suspend making payments under a Hedging Agreement if the Parent is in breach of its payment obligations under that Hedging Agreement and due notification has been given to the Facility Agent in accordance with Clause 10.3.9 above.

10.3.11
Each Hedge Counterparty acknowledges that the rights of the Parent under the Hedging Agreements to which it is party have been charged or assigned or pledged by way of security under the Transaction Security Documents.

10.4	Default interest

10.4.1
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 10.4.2 below, is 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

10.4.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.

10.4.3
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.5	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

11	INTEREST PERIODS

11.1	Selection of Interest Periods

11.1.1	A Borrower (or the Parent) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

11.1.2
Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by that Borrower to which that Loan was made (or the Parent not later than 11.00 am three (3) Business Days before the last day of the relevant Interest Period.

11.1.3	If a Borrower (or the Parent) fails to deliver a Selection Notice to the Agent in accordance with Clause 11.1.2, the relevant Interest Period will, be three (3) Months..

11.1.4
Subject to this Clause 11.1, a Borrower (or the Parent) may select an Interest Period of one (1) or three (3) or six (6) months or any other period agreed between the relevant Borrower (or the Parent) and the Facility Agent (acting on the instructions of all the Lenders), provided that the first Interest Payment Date in connection with a Loan shall commence on the relevant Utilisation Date and end on the Interest Payment Date falling directly after such Utilisation Date.

11.1.5	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

11.1.6	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidations of Loans

11.3.1	If two or more Interest Periods:

(a)	end on the same date; and

(b)	are made to the same Borrower,

(c)	those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

12	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the 11:00 a.m. on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

12.2.1
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin;

(b)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

12.2.2	In this Agreement "Market Disruption Event" means:

(a)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine EURIBOR for the relevant currency and Interest Period; or

(b)
before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the European Interbank Market would be in excess of EURIBOR.

12.3	Alternative basis of interest or funding

12.3.1
If a Market Disruption Event occurs and the Facility Agent or the Parent so requires, the Facility Agent and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

12.3.2	Any alternative basis agreed pursuant to Clause 12.3.1 above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

12.4	Break Costs

12.4.1
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	FEES

13.1	Commitment fee

The Parent shall pay to the Facility Agent for the account of the Lenders a commitment fee of 0.25 per cent. over the unused and uncancelled amount of the Facility for the Availability Period starting from the date of this Agreement, payable quarterly in arrears during the Availability Period, on each Interest Payment Date.

13.2	Other fees

In addition to the fee payable under Clause 13.1 above, the Parent shall pay to the Facility Agent (for the account of each Lender) the fees as set out in any Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

14	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 14 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2
The Parent shall promptly upon becoming aware that an Obligor shall make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

14.2.3
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.5
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

14.3.1
The Parent shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.2	Clause 14.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 14.2 (Tax gross-up) applied.

14.3.3
A Protected Party making, or intending to make a claim under Clause 14.3.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Parent.

14.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Facility Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Finance Party and Arranger against any cost, loss or liability that Finance Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Value added tax

14.6.1
All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. Subject to Clause 14.6.2 below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

14.6.2
If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") in connection with a Finance Document, and any Party is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier, such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.

14.6.3
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

15	INCREASED COSTS

15.1	Increased costs

15.1.1
Subject to Clause 15.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation made after the date of this Agreement.

15.1.2	In this Agreement "Increased Costs" means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

15.2.1
A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Parent.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

15.3.1	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)
compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 14.3.1 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.3.2	In this Clause 15.3 reference to a "Tax Deduction" has the same meaning given to the term in Clause 14.1 (Definitions).

16	OTHER INDEMNITIES

16.1	Currency indemnity

16.1.1
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(a)	making or filing a claim or proof against that Obligor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

16.2.1
The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arranger and each other Finance Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing Among The Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); and

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

16.2.2
The Parent shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the acquisition of the Portfolio or the funding of the acquisition of the Portfolio (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the acquisition of the Portfolio), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 16.2.

16.3	Indemnity to the Facility Agent

The Parent shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of Clause 34.9.1 (Change of currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.4	Indemnity to the Security Agent

16.4.1	Each Obligor shall promptly indemnify the Security Agent against any cost, loss or liability incurred by any of them as a result of:

(a)	the taking, holding, protection or enforcement of the Transaction Security,

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law; and

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

16.4.2
The Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

16.4.3

17	MITIGATION BY THE LENDERS

17.1	Mitigation

17.1.1
Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross up and Indemnities) or Clause 15 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.2	Clause 17.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

17.2.1	The Parent shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

17.2.2	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18	COSTS AND EXPENSES

18.1	Transaction expenses

The Parent shall promptly on demand pay the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security;

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 34.9 (Change of currency), the Parent shall, within three Business Days of demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent and the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Parent shall, within three Business Days of demand, pay to the Arranger and each other Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7
GUARANTEE

19	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by another Obligor of all such Obligor's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or any other person;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security; or

(g)	any insolvency or similar proceedings.

19.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, Security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 19.

19.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

19.8	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other Security taken pursuant to, or in connection with, any Finance Document where such rights or Security are granted by or in relation to the assets of the Retiring Guarantor.

19.9	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by any Finance Party.

19.10	Waiver

19.10.1
Without prejudice to the other clauses of this Clause 19, each Guarantor waives all its rights and defences as set out in Section 7:852 (1), (2) and (3), Section 7:853 and Section 7:855 Dutch Civil Code and all its rights and defences as set out in Section 6:139 and Section 6:154 Dutch Civil Code as well as all other rights and defences accorded to it by law or otherwise including, without limitation, the right of set-off, insofar as such a waiver is permitted by mandatory provisions of law.

19.11	Guarantee Limitations

19.11.1
This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 2:207 (c) of the Dutch Civil Code or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.

19.11.2	If required by law, the guarantee, indemnity and other obligations of an Additional Obligor to be assumed in this Clause 19 shall be limited as set out in the relevant Accession Letter.

20	BANK ACCOUNTS

20.1	Designation of Accounts

20.1.1	The Parent shall maintain the following bank accounts:

(a)	a rent account designated the "Rent Account"; and

(b)	a current account designated the "General Account".

20.1.2	Each Obligor collecting any Rental Income shall maintain one or more current accounts designated a "Collection Account".

20.1.3	No Obligor shall, without the prior consent of the Facility Agent, maintain any other bank account.

20.2	Collection Accounts

20.2.1	Each Obligor shall have signing rights in relation to its Collection Account.

20.2.2	Each Obligor must ensure that all Rental Income is paid into the relevant Collection Account.

20.2.3	If any payment of any amount referred to in Clause 20.2 is paid into an Account other than a Collection Account, that payment shall be paid immediately into the relevant Collection Account.

20.2.4	At the close of business on the last Business Day of each Month the Obligors shall ensure that the balance of each Collection Account is swept to the Rent Account provided that:

(a)
any amount standing to the credit of a Collection Account which the Obligor confirms corresponds either to Tenant Contributions or to value added tax payable by tenants which is reimbursable by an Obligor to the tenants shall be retained in that Collection Account; and

(b)	an Obligor shall be entitled to retain in its Collection Account during each Interest Period an aggregate amount equal to the Permitted Operating Costs for that Interest Period.

20.2.5
Each Obligor shall ensure that any amount retained in a Collection Account pursuant to Clause 20.2.4 is applied in payment or discharge of items to which the relevant Tenant Contributions relate or in reimbursement of the relevant value added tax or in payment of the Permitted Operating Costs.

20.3	Rent Account

20.3.1	Except as provided in Clause 20.3.8, the Parent shall have signing rights in relation to the Rent Account.

20.3.2	The Borrowers shall ensure that any amounts payable to it under any Hedging Agreements are paid into the Rent Account.

20.3.3	Each Borrower shall deposit amounts into the Rent Account in accordance with Clause 8.2.3.

20.3.4	On any day on which an amount is due under a Building Right, Apartment Right or Leasehold Interest, the relevant Obligor may:

(a)	withdraw from the Rent Account an amount necessary to meet that due amount; and

(b)	apply that amount in payment of that due amount.

20.3.5	If any payment of any amount referred to in Clause 20.3.2 is paid into an Account other than the Rent Account, that payment shall be paid immediately into the Rent Account.

20.3.6
If any payment is made in to the Rent Account which should have been paid into another Account, the Parent shall pay that amount to that other Account, unless a Default is outstanding, in which case the Facility Agent may determine to which Account that amount is paid.

20.3.7
Except as provided in Clause 34.5 (Partial Payments) and Clause 20.3.8, on each Interest Payment Date, the Parent shall apply the amounts standing to the credit of the Rent Account, in the following order:

(a)	firstly, payment pro rata of any unpaid costs and expenses of the Facility Agent and the Security Agent due but unpaid under the Finance Documents;

(b)	secondly, in or towards payment of any amount due to the Hedge Counterparty but unpaid as a result of termination or closing out under the Hedging Agreements;

(c)	thirdly, in or towards payment of any payment (not being a payment as a result of termination of closing out) due but unpaid to the Hedge Counterparty under the Hedging Agreements;

(d)	fourthly, payment of any Break Costs due but unpaid under the Finance Documents;

(e)	fifthly, payment of any accrued interest and principal due but unpaid under this Agreement; and

(f)	sixthly, payment of any surplus into the General Account.

20.3.8	At its first written request, the Facility Agent may, and shall be irrevocably authorised by the Parent to:

(a)	operate the Rent Account; and

(b)	withdraw from, and apply amounts standing to the credit of, the Rent Account in or towards any purpose for which moneys in any Account may be applied.

20.4	General Account

20.4.1	Except as provided in Clause 20.4.4, the Parent has signing rights in relation to the General Account.

20.4.2	Each Borrower shall ensure that any amount received by it, other than any amount specifically required under this Agreement to be paid into any other Account, is paid into the General Account.

20.4.3	Subject to any restriction in the Subordination Agreement and if no Default is outstanding, the Parent may withdraw any amount from the General Account.

20.4.4	At its first written request, the Facility Agent may, and shall be irrevocably authorised by the Parent to:

(a)	operate the General Account; and

(b)	withdraw from, and apply amounts standing to the credit of, the General Account in or towards any purpose for which moneys in any Account may be applied.

20.5	Miscellaneous Accounts provisions

20.5.1	Each Obligor shall ensure that no Account goes into overdraft.

20.5.2
Any amount received or recovered by the Obligors otherwise than by credit to an Account shall be held subject to the security created by the Finance Documents and immediately be paid to the relevant Account or to the Facility Agent in the same funds as received or recovered.

20.5.3
The monies standing to the credit of each Account may be applied by the Facility Agent on the date any repayment of the Loans is due to be made in or towards repayment of the Loans and all other amounts due to a Finance Party under the Finance Documents.

20.5.4	No Finance Party is responsible or liable to any Obligor for:

(a)	any non-payment of any liability of such Obligor which could be paid out of moneys standing to the credit of an Account; or

(b)	any withdrawal wrongly made, if made in good faith.

20.5.5	Each Obligor shall, within five Business Days of any request by the Facility Agent, supply the Facility Agent with the following information in relation to any payment received in an Account:

(a)	the date of payment or receipt;

(b)	the payer; and

(c)	the purpose of the payment or receipt.

20.6	Change of Bank Accounts

20.6.1	An Account shall be moved to another bank at any time if the Facility Agent so requests.

20.6.2
A change of Account only becomes effective when the proposed new bank agrees with the Facility Agent and the Parent, in a manner satisfactory to the Facility Agent, to fulfil the role of the bank holding that Account.

20.6.3	Each Obligor shall promptly notify the Finance Parties upon becoming aware that a bank at which an Account is held does not have a Requisite Rating.

20.6.4
Without limiting Clause 20.6.3, if a bank at which an Account is held does not have a Requisite Rating, the Finance Parties may require that that Account be moved, within 10 Business Days, to another bank of its choice which does have a Requisite Rating.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21	REPRESENTATIONS

21.1	General

21.1.1	Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement.

21.2	Status

21.2.1	It and each of its Subsidiaries is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

21.2.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

21.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

21.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any Obligor; or

(c)	any agreement or instrument binding upon it or any of its or assets or constitute a default or termination event (however described) under any such agreement or instrument.

21.5	Power and authority

21.5.1
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

21.6	Validity and admissibility in evidence

21.6.1	All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

21.6.2
All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Obligors have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

21.7	Governing law and enforcement

21.7.1	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

21.7.2	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

21.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 27.7.1 (Insolvency proceedings); or

(b)	creditors' process described in Clause 27.8 (Creditors' process),

has been taken or, to the knowledge of the Parent, threatened in relation to an Obligor or any other person granting Transaction Security, and none of the circumstances described in Clause 27.6 (Insolvency) applies to an Obligor or any other person granting Transaction Security.

21.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for the filing of certain Transaction Security Documents to which it is a party which will be made promptly after the execution of such Transaction Security Document.

21.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

21.11	No default

21.11.1
No Event of Default and, on the date of this Agreement and the Utilisation Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

21.11.2
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or is reasonably likely to have a Material Adverse Effect.

21.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

21.13	No breach of laws

21.13.1	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

21.13.2
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Obligor which have or are reasonably likely to have a Material Adverse Effect.

21.14	No misleading information

21.14.1	Save as disclosed in writing to the Facility Agent and the Arranger prior to the date of this Agreement:

(a)
any factual information supplied by each Obligor was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)
any financial projection or forecast supplied by each Obligor has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(c)
the expressions of opinion or intention provided by or on behalf of an Obligor were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;

(d)
no event or circumstance has occurred or arisen and no information has been omitted and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections supplied by each Obligor being untrue or misleading in any material respect;

(e)
all other written information provided by any Obligor (including its advisers) to a Finance Party or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

21.15	Valuation

21.15.1
All information supplied by or on behalf of the Obligors to the Valuer for the purposes of each Valuation was true and accurate as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

21.15.2
Any financial projections contained in the information referred to in Clause 21.15.1 above have been prepared as at their date, on the basis of recent historical information and assumptions believed by the Obligors to be fair and reasonable.

21.15.3	The Obligors have not omitted to supply any information which, if disclosed, would adversely affect the Valuation.

21.15.4
In the case of the relevant Initial Valuation only, nothing has occurred since the date information referred to in paragraph (a) above was supplied and the Utilisation Date which, if it had occurred prior to the relevant Initial Valuation, would adversely affect that Initial Valuation.

21.16	Information for Report on Title

21.16.1
The information supplied by or behalf of the Obligors to the lawyers who prepared any Report on Title for the purpose of that Report on Title was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

21.16.2
The information referred to in Clause 21.16.1 above was at the date it was expressed to be given complete and did not omit any information which, if disclosed would make that information untrue or misleading in any material respect.

21.16.3
As at the relevant Utilisation Date, nothing has occurred since the date of any information referred to in Clause 21.16.1 above which, if disclosed, would make that information untrue or misleading in any material respect.

21.17	Financial Statements

21.17.1	Its Original Finance Statements were prepared in accordance with Accounting Principle consistently applied.

21.17.2	Its unaudited Original Finance Statements fairly represent its financial condition and results of operations for the relevant financial year.

21.17.3	Its audited Original Finance Statements give a true and fair view of its financial condition and results of operations during the relevant financial year.

21.17.4	There has been no material adverse change in its assets, business or financial condition since the date of the Original Financial Statements.

21.17.5	Its most recent financial statements delivered pursuant to Clause 22.2 (Financial statements):

(a)	have been prepared in accordance with the Accounting Principles;

(b)
give a true and fair view of (if audited) or fairly present (if unaudited) its (consolidated, if appropriate) financial condition as at the end of, and results of operations (consolidated, if appropriate) for, the period to which they relate; and

(c)
the budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

21.17.6	Its most recent financial statements delivered pursuant to Clause 22.2 (Financial statements):

(a)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(b)
give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

21.17.7
The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

21.17.8
Since the date of the most recent financial statements delivered pursuant to Clause 22.2 (Financial statements) there has been no material adverse change in the business, assets or financial condition of an Obligor.

21.18	Good title to assets

21.18.1
It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

21.18.2	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

21.19	Title to Property

21.19.1	Notwithstanding the generality of Clause 21.18 (Good title to assets), the Obligors shall from the relevant Utilisation Date:

(a)	be the legal and beneficial owner of each Property; and

(b)	have good and marketable title to each Property,

in each case free from Security (other than those set out in the Transaction Security Documents) and restrictions and onerous covenants (other than those set out in the Report on Title).

21.19.2	From the relevant Utilisation Date except as disclosed in any Report on Title:

(a)	no breach of any law or regulation is outstanding which adversely affects or might adversely affect the value of any Property;

(b)	(there is no covenant, agreement, stipulation, reservation, condition, interest, right or other matter adversely affecting any Property;

(c)
nothing has arisen or has been created or is outstanding which would be an overriding interest, or an unregistered interest which overrides first registration or registered dispositions, over any Property;

(d)	no facility necessary for the enjoyment and use of any Property is enjoyed by any Property on terms entitling any person to terminate or curtail its use;

(e)
it has not received any notice of any adverse claim by any person in respect of the ownership of any Property or any interest in it, nor has any acknowledgement been given to any person in respect of any Property; and

(f)	any Property is held by it free from any tenancy or licence other than any Occupational Lease.

21.19.3	All deeds and documents necessary to show good and marketable title to the Borrowers’ interests in any Property will from the relevant Utilisation Date be:

(a)	in possession of the Facility Agent; or

(b)	held to the order of the Facility Agent.

21.20	Ownership shares

21.20.1	Notwithstanding the generality of Clause 21.18 (Good title to assets) the Parent legally and beneficially owns 100 per cent. of the ordinary shares in the capital of any other Obligor;

21.20.2
The shares of any Obligor which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. Save for any "blokkeringsclausule" pursuant to Section 2:195 of the Dutch Civil Code, the Constitutional Documents do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

21.21	Group Structure Chart

21.21.1	The Group Structure Chart delivered to the Facility Agent pursuant to Schedule 2 part IB (Conditions Precedent) is true, complete and accurate in all material respects.

21.22	Lease Documents

21.22.1	All payments to it by any other party to each Lease Document are not subject to any right of set-off or similar right other than those permitted by mandatory law.

21.22.2
Each list of Occupational Leases delivered by the Obligors to the Facility Agent under the Finance Documents represents a true, complete and accurate list of all Occupational Leases in effect at the relevant time in respect of the Properties.

21.23	Acquisition Documents

21.23.1	The Acquisition Documents contain all the terms of the Acquisition.

21.23.2
There is no disclosure made to the Acquisition Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections supplied by the Obligors.

21.23.3	To the best of its knowledge no representation or warranty given by any party to the Acquisition Documents is untrue or misleading in any material respect.

21.24	Environmental laws

21.24.1	To the extent applicable, it has obtained all Environmental Approvals required for the carrying on of their respective businesses as currently conducted and is in compliance with:

(a)	the terms and conditions of such Environmental Approvals; and

(b)	all other applicable Environmental Laws,

21.24.2
where, in each case, if not obtained or complied with, the failure or its consequences might have a material adverse effect on the ability of any Obligor to comply with its obligations under the Finance Documents. There are to their respective knowledge no circumstances that may prevent or interfere with such compliance in the future.

21.24.3
Except as disclosed by the Parent in writing to the Lender prior to the date of this Agreement, it is in compliance with Clause 25.5 (Environmental matters) there is no Environmental Claim (to the best of each Obligor's knowledge and belief after due and careful enquiry) pending or formally threatened (including, without limitation, any arising out of the generation, storage, transport, disposal or release of any Dangerous Substance) against an Obligor which, if adversely determined, might have or is reasonably likely to result in a Material Adverse Effect.

21.24.4
To the best of its knowledge and belief, no Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any premises (whether or not (legally or beneficially) owned, leased, occupied or controlled by an Obligor and including any off-site waste management or disposal location utilised by an Obligor) in such manner or circumstances as if adversely determined, might have a material adverse effect on the ability of any Obligor to comply with its obligations under the Finance Documents.

21.25	Taxation

21.25.1	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax.

21.25.2	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes.

21.25.3	It is resident for Tax purposes only in the jurisdiction of its incorporation.

21.25.4	It is not a member of a fiscal unity.

21.25.5
No person which holds any cumulative preference shares in the capital of an Obligor qualifies as an affiliated entity (verbonden lichaam) with the Parent as meant in section 4 (7) of the Real Estate Transfer Act (Wet op belastingen van rechtsverkeer).

21.26	Security and Financial Indebtedness

21.26.1	No Security or Quasi-Security exists over all or any of the present or future assets of any Obligor other than as permitted by this Agreement.

21.26.2	No Obligor has any Financial Indebtedness outstanding other than as permitted by this Agreement.

21.27	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

21.28	No other business

21.28.1
No Obligor has traded or carried on any business since the date of its incorporation or formation except for the ownership and management of their interests in the Properties and, in case of the Parent, the ownership of the shares as set out in Clause 21.20 (Ownership Shares).

21.28.2	As at the date of this Agreement, it is not party to any material agreement other than the Transaction Documents.

21.28.3	As at the date of this Agreement, the Obligors (save for the Parent) do not have any Subsidiaries and the Parent does not have any Subsidiaries other than the other Obligors.

21.28.4	The Obligors:

(a)	do not have, and has not had, any employees; and

(b)	do not have any obligation in respect of any retirement benefit or occupational pension scheme of any person.

21.29	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no "establishment" (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

21.30	Times when representations made

21.30.1	All the representations and warranties in this Clause 21 are made by each Obligor on the date of this Agreement.

21.30.2	All the representations and warranties in this Clause 21 are deemed to be made by each Obligor on the first Utilisation Date.

21.30.3	The representations and warranties in Clause 21.14 (No misleading information) are deemed to be made by each Obligor on the Syndication Date.

21.30.4
The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in Clauses 21.17.1 - 21.17.4 (Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

21.30.5
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

22	INFORMATION UNDERTAKINGS

22.1.1	The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1.2	In this Clause 22:

"Annual Financial Statements" means the annual financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 22.2 (Financial statements).

"Quarterly Financial Statements" means the quarterly financial statement in respect of a Financial Quarter delivered pursuant to paragraph (b) of Clause 22.2 (Financial statements).

22.2	Financial statements

The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 90 days after the end of the Obligors’ Financial Years, the Obligors’ audited Annual Financial Statements; and

(b)	as soon as the same become available, but in any event within 45 days after the end of the Obligors' Financial Quarter, the Obligors’ Quarterly Financial Statements.

22.3	Compliance Certificate

22.3.1	The Parent shall supply a Compliance Certificate to the Facility Agent with each set of its audited consolidated Annual Financial Statements and each set of its Quarterly Financial Statements.

22.3.2	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants).

22.3.3
Each Compliance Certificate shall be signed by the number of directors required to duly represent the Parent and, if required to be delivered with the consolidated Annual Financial Statements, shall be reported on by the Auditors in the form agreed by the Parent and the Majority Lenders.

22.3.4

22.4	Requirements as to financial statements

22.4.1
Each set of Annual Financial Statements or Quarterly Financial Statements delivered by the Obligors pursuant to this Clause 22 shall be certified by the number of directors required to duly represent the relevant Obligor as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

22.4.2

22.4.3	Each Obligor shall procure that each set of Annual Financial Statements or Quarterly Financial Statements delivered pursuant to this Clause 22 shall be prepared using the Accounting Principles.

22.4.4

22.5	Valuation

22.5.1	The Facility Agent may request for a Valuation at any time.

22.5.2	The Obligors shall on demand by the Facility Agent pay the cost of the Initial Valuation and any Valuation requested by the Facility Agent:

(a)	annually; or

(b)	at any time when a Default is outstanding.

22.5.3	The Obligors shall supply the Facility Agent a copy of any valuation of the Properties it obtains, promptly upon obtaining it.

22.5.4	Any Valuation not referred to in Clause 22.5.3 above will be at the cost of the Lenders.

22.5.5
Each Obligor shall provide to the Facility Agent before it shall submit a Utilisation Request in connection with an Additional Property a valuation prepared by the Valuer with respect to such Additional Property addressed to the Finance Parties.

22.6	Year-end

22.6.1	The Parent shall procure that each Financial Year-end of each Obligor falls on 31 December.

22.6.2	The Parent shall procure that each quarterly accounting period and each Financial Quarter of each Obligor ends on 31 March, 31 June, 30 September and 31 December respectively.

22.7	Information: miscellaneous

The Parent shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)
at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)
promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors and any other relevant person with the terms of any Transaction Security Documents; and

(d)
promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Obligor (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to management of the Group and an up to date copy of its shareholders' register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Facility Agent may reasonably request.

22.8	Notification of default

22.8.1
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

22.8.2
Promptly upon a request by the Facility Agent, the Parent shall supply to the Facility Agent a certificate signed by the number of directors required to duly represent the Parent certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.9	"Know your customer" checks

22.9.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

22.9.2
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary "know your customer" or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

22.9.3
The Parent shall, by not less than 10 Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of the Parent's wholly owned Subsidiaries becomes an Additional Obligor pursuant to Clause 30 (Changes to the Obligors).

22.9.4
Following the giving of any notice pursuant to Clause 22.9.3, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

23	FINANCIAL COVENANTS

23.1	Interest Cover

The Obligors shall ensure that the Interest Cover is at all times at least 130 per cent.

23.2	Loan to Value

The Obligors shall ensure that the Loan to Value does not, at any time, exceed 85 per cent.

23.3	Debt Service Cover

23.3.1	The Borrowers shall ensure that the Debt Service Cover is at all times at least 105 per cent.

24	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Transaction Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

(c)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

24.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each Obligor will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

24.3	Taxation

24.3.1	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Facility Agent under Clause 22.2 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

24.3.2	No Obligor may change its residence for Tax purposes.

24.3.3	No Obligor may be a member of a fiscal unity.

24.3.4
Each Obligor shall procure that no person which holds any cumulative preference shares in the capital of an Obligor shall become an affiliated entity (verbonden lichaam) with the Parent as meant in section 4 (7) of the Real Estate Transfer Act (Wet op belastingen van rechtsverkeer).

24.4	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction, without the written consent of the Facility Agent (at the instruction of the Majority Lenders).

24.5	Change of business

Each Obligors shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

24.6	Acquisitions

24.6.1	No Obligor shall:

(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them);

(b)	incorporate a company; or

(c)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interests in any joint venture,

without the written consent of the Facility Agent (at the instruction of the Majority Lenders) or unless expressly permitted under the terms of this Agreement.

24.7	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

24.8	Acquisition Documents

24.8.1
Each Obligor shall promptly pay all amounts payable by it under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by an Obligor and where adequate reserves are set aside for any such payment).

24.8.2
Each Obligor shall  take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other Obligor) and pursue any claims and remedies arising under any Acquisition Documents.

24.9	Negative pledge

24.9.1	In this Clause 24.9, "Quasi-Security" means a transaction described in Clause 24.9.4.

24.9.2	No Obligor shall create or permit to subsist any Security over any of its assets.

24.9.3	Clause 24.9.2 does not apply to:

(a)	any Transaction Security; and

(b)	any lien arising by operation of law and in the ordinary course of trading.

24.9.4	No Obligor shall:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, without the written consent of the Facility Agent (at the instruction of the Majority Lenders).

24.10	Disposals

24.10.1
Except as provided for in this Agreement, no Obligor shall enter into a disposal or any other single transaction or a series of transactions (whether related or not) whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

24.11	Financial Indebtedness

24.11.1	No Obligor shall incur or allow to remain outstanding any Financial Indebtedness.

24.11.2	Clause 24.11 does not apply to:

(a)	any Financial Indebtedness pursuant to the Finance Documents; and

(b)	to intra-Group loans subordinated to the Finance Parties.

24.12	Loans or credit

24.12.1	No Obligor shall be a creditor in respect of any Financial Indebtedness.

24.12.2	Clause 24.12.1 does not apply to intra-Group loans subordinated to the Finance Parties.

24.13	No Guarantees or indemnities

24.13.1	No Obligor shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person, other than pursuant to the Finance Documents.

24.14	Treasury Transactions

24.14.1	No Obligor shall enter into any Treasury Transaction, other than the hedging transactions contemplated and documented by the Hedging Agreements.

24.15	Arm's length basis

24.15.1	No Obligor shall enter into any transaction with any person except on arm's length terms and for full market value.

24.15.2	The following transactions shall not be a breach of this Clause 24.15:

(a)	intra-Group loans permitted under Clause 24.12 (Loans or credit);

(b)
fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Facility Agent.

24.16	Financial assistance

Each Obligor shall (and the Parent shall procure that each Obligor will) comply in all respects with article 2:98c and article 2:207c of the Dutch Civil Code (as the case may be) and any equivalent legislation in other jurisdictions in relation to the execution of the Transaction Security Documents and payment of any amounts due under the Finance Documents.

24.17	Dividends and share redemption

24.17.1	Upon the occurrence of a Default, no Obligor shall:

(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent; or

(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

provided that the making of such payments under (a) up to and including (d) would not result in the occurence of a Default.

24.17.2	Clause 24.17.1 does not apply to any payment made out of the amounts standing to the credit of the General Account in accordance with Clause 20.4.3 (General Account).

24.18	Share capital

No Obligor shall issue any shares without the written consent of the Facility Agent.

24.19	Other Contracts

24.19.1	No Obligor may enter into any contract other than:

(a)	the Transaction Documents;

(b)	in respect of the disposals of a Property to the extent permitted under this Agreement;

(c)	any other contract expressly allowed under any other term of this Agreement; and

(d)	required in the ordinary course of business.

24.19.2
No Obligor may amend or terminate any Transaction Document without the prior written approval of the Facility Agent (at the instruction of the Majority Lenders) other than as permitted under Clause 25.1 (Occupational Leases).

24.19.3	No Obligor may amend, vary, change, terminate or rescind any Constitutional Document, without the prior written consent of the Facility Agent.

24.20	Separateness Covenants

Each Obligor shall:

(a)	keep and maintain its books, records and accounts separate from any other person or entity;

(b)	not co-mingle assets with those of any other entity;

(c)	maintain separate financial statements;

(d)	observe all corporate formalities and not, without the prior written consent of the Lenders, amend, modify, terminate or fail to comply with the provisions of its organisational documents;

(e)	maintain an arm’s length relationship with Affiliates;

(f)	pay its own liabilities out of its own funds;

(g)	maintain adequate capital in light of contemplated business operations;

(h)	allocate fairly and reasonably any overhead for shared office space;

(i)	not acquire obligations or securities of its own shareholders;

(j)	use separate stationery, invoices and cheques;

(k)	hold itself out as a separate entity;

(l)	correct any known misunderstanding regarding its separate identity; and

(m)	not have any employees.

24.21	Syndication and securitisation

24.21.1	Each Obligor shall:

(a)
assist the Finance Parties with any steps a Finance Party may reasonably wish to take to achieve a successful syndication, securitisation or similar transaction involving any part of the rights of a Finance Party under this Agreement;

(b)
supply the Finance Parties with all information which a Finance Party may reasonably require in connection with that syndication, that securitisation or that similar transaction involving any part of the rights of a Finance Party under this Agreement (including but not limited to any information to complete the most recent data template of Fitch for commercial mortgage backed securitisations);

(c)
use its best endeavours to ensure full compliance with the listing rules of any applicable stock exchange that may become applicable as a result of that securitisation or that similar transaction involving any part of the rights of a Finance Party under this Agreement; and

(d)
co-operate to the extent reasonable to any amendment of the Finance Documents to obtain a sufficient rating form the rating agencies necessary or desirable in connection with the commercial mortgage backed securitisations.

24.22	Access

If a Default is continuing or the Facility Agent reasonably suspects a Default is continuing or may occur, each Obligor shall (not more than once in every Financial Year unless the Facility Agent reasonably suspects a Default is continuing or may occur) permit the Facility Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Facility Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligors to (a) the premises, assets, books, accounts and records of each Obligor and (b) meet and discuss matters with senior management of the Group.

24.23	Further assurance

24.23.1
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)
to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)
to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

24.23.2
Each Obligor shall all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

24.24	Conditions subsequent

24.24.1
The Additional Obligors listed on Schedule 1 part IB (Additional Obligors) shall (and the Parent shall procure that the Additional Obligors listed on Schedule 1 part IB (Additional Obligors) shall) open a Collection Account with ABN AMRO Bank N.V. which shall be pledged in favour of the Security Agent within two (2) weeks from the date of this Agreement.

24.24.2
The Parent and the Additional Obligors listed on Schedule 1 part IB (Additional Obligors) shall (and the Parent shall procure that the Additional Obligors listed on Schedule 1 part IB (Additional Obligors) shall) close any bank account held by it with a financial institution other than the accounts held with ABN AMRO Bank N.V. (provided that such accounts have been pledged in favour of the Security Agent) on or before 1 February 2008.

24.24.3
The Parent shall opt for VAT on rentals by filing the relevant application form with the Dutch Revenue Service for all Occupational Leases in respect of its Properties within one Month after the date of this Agreement.

24.24.4	The Parent shall ensure that a lessor has occupied the Properties located at Produktieweg 1, Roermond and Emmakade 57-59, Leeuwarden on or before 30 November 2008..

25	PROPERTY COVENANTS

25.1	Occupational Leases

25.1.1	No Obligor shall, without the consent of the Facility Agent

(a)	enter into any Agreement for Lease;

(b)	other than under an Agreement for Lease, grant or agree to grant any new Occupational Lease;

(c)	agree to any amendment, waiver or surrender in respect of any Lease Document;

(d)	commence any forfeiture proceedings in respect of any Lease Document;

(e)	grant any contractual licence or right to occupy any part of any Property;

(f)	consent to sub-lease or assignment of tenant’s interest under any Lease Document;

(g)	agree to any rent review in respect of any Lease Document,

provided that no consent shall be required if the Occupational Lease or Lease Document to which the relevant matter relates is not (or would not be in the case of paragraphs (a), (b) or (f)) a Major Lease.

25.1.2
Each Obligor shall supply the Facility Agent each Lease Document in force as at the first Utilisation Date and thereafter each Lease Document in respect of an Additional Property or the Property held by an Additional Property Company, each Lease Document for a Major Lease, each amendment to a Lease Document for a Major Lease and each document recording any rent review in respect of a Lease Document for a Major Lease promptly upon entering into the same.

25.1.3	Each Obligor shall use its reasonable endeavour to find tenants for any vacant lettable space in any Property with a view to granting an Agreement for Lease or occupational Lease of that space.

25.2	Property report

25.2.1
Within four weeks of each anniversary of the date of the date of this Agreement, the Parent shall supply the Facility Agent the information set out in Part I of Schedule 9 (Property Information) providing a breakdown by Borrower and by Property and otherwise in the form and substance satisfactory to the Facility Agent in respect of the 12 Month period ending ten (10) Business Days before the relevant anniversary.

25.2.2
Within four weeks after each Quarter Date, the Parent shall supply the Facility Agent the information set out in Part 2 of Schedule 9 (Property Information), providing a breakdown by Borrower and by Property and otherwise in the form and substance satisfactory to the Facility Agent in respect of the quarterly period ending such Quarter Date.

25.2.3	Each Obligor shall notify the Facility Agent of:

(a)	any likely occupational tenant of any part of any Property; and

(b)	any likely buyer of any part of any Property (including terms of reference).

25.2.4	Each Obligor shall ensure that each Property is maintained and managed to the standard of a prudent company in the same business as the Obligors.

25.2.5	Each Obligor shall allow any Finance Party or any of its agents, representatives or employees to inspect each Property at any time, subject to the rights of any tenant under any Lease Agreement.

25.3	Managing Agents

25.3.1	No Obligor shall appoint any Managing Agent of a Property without the prior consent of, and on terms approved by, the Facility Agent.

25.3.2	Each Obligor shall ensure that each Managing Agent of each Property:

(a)	enters into a duty of care agreement with the Facility Agent form and substance satisfactory to the Facility Agent; and

(b)	agrees to pay all Net Rental Income received by it into the Rent Account without any withholding, set-off or counterclaim.

25.3.3
If the Managing Agent is in default of its obligations under the management agreement and, as a result, a Obligor is entitled to terminate the management agreement, then, if the Facility Agent so requires (acting on the instructions of the Majority Lenders), such Obligor shall promptly use all reasonable endeavours to:

(a)	terminate the management agreement;

(b)	appoint a new Managing Agent whose identity and terms of appointment are acceptable to the Facility Agent (acting on the instructions of the Majority Lenders).

25.4	Insurances

25.4.1	In this Clause, "insurance policy" means an insurance policy or contract required under this Clause 25.4.

25.4.2	Each Obligor shall ensure that at all times from the first Utilisation Date:

(a)	each Property and the plant and machinery on each Property (including fixtures and improvements) are insured on a full instatement basis, such insurance to include:

(i)	cover against all normally insurable risks of loss or damage;

(ii)	cover for site clearance, professional fees and value added tax, together with adequate allowance for inflation;

(iii)
loss of rent insurance (in respect of the period of not less than 3 years or, if longer, the minimum period required under the Lease Documents) including provision for increases in rent during the period of insurance;

(iv)	cover against sabotage and terrorism; and

(v)	cover against any other risks identified by the Facility Agent; and

(vi)	property owners public liability and products liability insurance is in force;

(b)	such other insurances are in force as a prudent company in the same business of the Obligors would effect,

all such insurances to be in the amount and in form, and with an insurance company or underwriter with a Requisite Rating which is acceptable to the Facility Agent.

25.4.3	Each Obligor shall ensure that the Facility Agent or Security Agent (as agent for the Finance Parties) is named as co-insured on all insurance policies and is named as first loss payee.

25.4.4	Each Obligor shall ensure that each insurance policy contains:

(a)
a standard mortgagee clause under which the insurance shall not be vitiated or avoided as against the Facility Agent or Security Agent as a result of any misrepresentation, act or neglect or failure to disclose, or breach of any policy term or condition, on the part of any insured party or any circumstances beyond the control of an insured party;

(b)
terms providing that it shall not, so far as any Finance Party is concerned, be invalidated for failure to pay any premium due without the insurer first giving to the Facility Agent or Security Agent not less than ten (10) Business Days notice in writing and an opportunity to rectify the non-payment within notice period; and

(c)	a waiver of the rights of subrogation of the insurer as against each Obligor, the Finance Parties and the tenants of each Property.

25.4.5
Each Obligor shall use its best endeavours to ensure that the Facility Agent received copies of the insurance policies and any information in connection with the insurances and claims under them which the Facility Agent may require.

25.4.6	Each Obligor shall notify the Facility Agent of:

(a)	the proposed terms of any future renewal of any insurance policy;

(b)	any variation, termination, avoidance or cancellation of any insurance policy made, threatened or pending;

(c)	any claim, and any actual or threatened refusal of any claim, under any insurance policy; and

(d)	any event or circumstance which has led or may lead to a breach by such Obligor of any term of this Clause 25.4.

25.4.7	Each Obligor shall:

(a)	comply with the terms of all insurance policies;

(b)	not do or permit anything to be done which may make void or voidable any insurance policy;

(c)	comply with all reasonable risk improvement requirements of its insurers;

(d)	ensure that each premium for insurance is paid promptly and in any event at least five (5) Business Days before the start of the period of insurance for which that premium is payable;

(e)
ensure that a copy of each premium receipt evidencing payment for the renewal of the insurance policy together with the latest cover note or other evidence of insurance cover being in force is supplied to the Facility Agent.

25.4.8	Each Obligor shall promptly notify the Facility Agent upon becoming aware that any insurance company or underwriter ceases to have a Requisite Rating.

25.4.9
If an insurance company or underwriter does not have a Requisite Rating, the Obligors on request of the Facility Agent shall put in place replacement insurances in accordance with this Clause 25.4 with an insurance company or underwriter which:

(a)	does have a Requisite Rating; and

(b)	is otherwise acceptable to the Facility Agent,

by the date which is the earlier of (i) the expiry date of the relevant policy and (ii) the date falling ten (10) Business Days after the notification under Clause 25.4.8 above.

25.4.10
If an Obligor fails to comply with any of its obligation under this Clause 25.4, the Facility Agent may, at the expense of the Obligors, effect any insurance and generally do such things and take such other action as the Facility Agent may consider necessary or desirable to prevent or remedy any breach of this Clause 25.4.

25.4.11	Except as provided in the Clauses 25.4.12 to 25.4.14, the proceeds of any insurance policy shall, if the Facility Agent so requires, be used to prepay the relevant Loan.

25.4.12
To the extent required by the basis of settlement under any insurance policy or Lease Document, each Obligor shall apply all moneys received under any insurance policy in respect of each Property towards replacing, restoring or reinstating that Property.

25.4.13
The proceeds of any loss of rent insurance will be treated as Rental Income and applied in such manner as the Facility Agent requires to have effect as it were Rental Income received over the period of the loss of rent.

25.4.14
Moneys received under liability policies held by any Obligors which are required by such Obligor to satisfy established liabilities of the Obligor to third parties, shall be used to satisfy these liabilities.

25.5	Environmental matters

25.5.1
Each Obligor must ensure that it is in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so might have a material adverse effect on the ability of any Obligor to comply with its obligations under the Finance Documents or might result in any liability for the Finance Parties.

25.5.2	Each Obligor must promptly upon becoming aware notify the Lender of:

(a)	any Environmental Claim current, or to its knowledge, pending or threatened;

(b)	any circumstances reasonably likely to result in an Environmental Claim; or

(c)	any suspension, revocation or notification of any Environmental Approval,
25.5.3	which, if substantiated, might have a material adverse effect on the ability of any Obligor to comply with its obligations under the Finance Documents or might result in any liability for the Lender

25.5.4	Each Obligor must indemnify each Finance Party against any loss or liability which:

(a)	a Finance Party incurs as a result of any actual or alleged breach of any Environmental Law by any person; and

(b)	which would not have arisen if a Finance Document had not been entered into,

25.5.5	unless it is caused by the Finance Parties' negligence or wilful misconduct.

25.6	Repair

25.6.1	Each Obligor shall keep all in accordance with the Lease Documents:

(a)	each Property in good and substantial repair and condition; and

(b)	all plant, machinery and other assets owned by it and the Legal Owner in a good state of repair and in good working order and condition,

in each case save to the extent that any omission to do the same would not have or would not be reasonably likely to have a material adverse effect on the value of the relevant Property or an adverse effect on the Transaction Security.

25.6.2	Subject to the Lease Documents, no Obligor shall:

(a)	make any alteration or addition to any Property;

(b)	remove any alteration or addition to any Property; or

(c)	waive any rights or easements (erfdienstbaarheden) affecting any Property,

in each case in any manner which has or would be reasonably likely to have a material adverse effect on the value of the relevant Property or any Transaction Security. This Clause 25.6.2 shall not apply in relation to works which are the result of the application of the proceeds of insurance claims which are applied to reinstatement of any Property in accordance with the terms of this Agreement.

25.7	Planning

25.7.1	In this Clause:

"Planning/Zoning Laws" means all applicable laws, regulations, by-laws, instructions and standards whether national, regional or local including the Wet op de Ruimtelijke Ordening, any subordinate legislation, and any other instrument governing or controlling the construction, use or development of land and property.

25.7.2	Subject to Clause 25.7.3 and the Lease Documents, no Obligor shall:

(a)
carry out or allow to be carried out on any part of any Property any construction or development (within the meaning of the Planning/Zoning Laws and being construction or development for which a permit or permission of the local authority is required); or

(b)	make any material change in use of any Property.

25.7.3	An Obligor may take any of the actions otherwise prohibited in Clause 25.7.2:

(a)
in relation to an action referred to in Clause 25.7.2 (a), where the action relates to works which are the result of the application of the proceeds of insurance claims which are applied to reinstatement in accordance with the terms of this Agreement; or

(b)	if the Facility Agent has approved the taking of the relevant action.

25.7.4
Promptly upon becoming aware of them, each Obligor shall supply to the Facility Agent, details of any notice, order, directive, designation, resolution or proposal, relating to any Property or the area in which it is situated, from a planning authority or other person under the Planning/Zoning Laws if such any notice, order, directive, designation, resolution or proposal, relating to any Property or the area in which it is situated has or might have a material effect on the value or use of such Property.

25.8	Title to Properties

25.8.1	Each Obligor shall:

(a)
not do or allow to be done any act as a result of which any legal title, any Leasehold Interest, Building Right or Apartment Right in respect of any Property may become liable to forfeiture or otherwise be terminated; or

(b)
duly and punctually comply with, and exercise its rights in respect of, any actual or alleged breach of, any covenant or stipulation (restrictive or otherwise) affecting any Property owned or held by it including Leasehold Interests, Building Rights or Apartment Rights, if any, relating to such Property, in each case where such failure or non-compliance has or could reasonably be expected to have an adverse effect on the Property in question, its value or any Transaction Security granted in respect of it.

25.8.2
Each Obligor shall grant the Facility Agent or its lawyers at any time while a Default is outstanding and, at all other times, upon reasonable request, all facilities within its power to enable the Facility Agent or its lawyers (at the expense of the Parent) to:

(a)	carry out investigations of title to any Property or the beneficial ownership of the Properties; and

(b)	make such enquiries in relation to any part of any Property or the beneficial ownership of the Properties a prudent mortgagee might carry out.

26	DISPOSALS AND ADDITIONAL PROPERTIES

26.1	Disposals

An Obligor may dispose of a Property (a "Disposal Property"), provided that such Obligor certifies to the Facility Agent no later than ten (10) Business Days before the proposed disposal date that:

(a)
the net proceeds (as defined in Clause 8.1.1 (Disposal and recoveries) in respect of such Disposal will be paid in cash immediately upon completion of such disposal to the Rent Account in accordance with Clause 8.2.1 (Disposal and recoveries);

(b)
the net proceeds (as defined in Clause 8.1.1 (Disposal and recoveries) to be received by an Obligor in respect of such Disposal will not be less than the sum of 110 per cent of the relevant Allocated Loan Amount; and

(c)	no Default is outstanding or will occur as a result of such disposal.

26.2	Release Security

26.2.1
The Facility Agent shall notify the Parent in writing that in its opinion the conditions set out in Clause 26.1 (Disposals) will be satisfied on the proposed disposal date no later than five (5) Business Days before the proposed disposal date. If the Facility Agent has delivered such notice to the Parent, the Security Agent will release all Transaction Security granted in respect of a Disposal Property, at the relevant time on the relevant disposal date provided that the proceeds of such disposal are standing to the credit of the relevant notary account (kwaliteitsrekening) for account of the relevant Obligor and that the notary has confirmed to the Security Agent that such disposal proceeds shall be transferred as soon as possible to the Rent Account.

26.3	Payment to Rent Account

The Obligors shall instruct the relevant notary to deposit the net proceeds of the relevant disposal into the Rent Account on the date of such disposal.

26.4	Additional Properties

26.4.1
An Obligor may utilise the Facility to acquire an immovable property (an "Additional Property") or (b) in case of the Parent, to acquire the shares (in whole but not in part) in any company incorporated and existing under Dutch law that owns immovable property (an "Additional Property Company"), provided that:

(a)	the Lenders have granted their prior written consent;

(b)	no Default is outstanding or will occur as a result of the proposed acquisition;

(c)	in case of an Additional Property Company, that Additional Property Company has become an Obligor pursuant to Clause 30.2 (Additional Borrower and Additional Guarantor);

(d)
the Additional Property Company shall grant the Transaction Security and shall become a party to the relevant Finance Document and the Additional Obligor shall grant the Transaction Security over all issued and outstanding shares in the capital of the Additional Property Company; and

(e)	the Additional Property shall be made subject to the Transaction Security.

For the purpose of this Clause, the Facility Agent will determine, after having received from an Obligor a request thereto, whether the envisaged acquisition meets the criteria set out above. The Facility Agent is allowed to request advice from independent experts (including a reputed valuer) at the costs of the Obligors in connection with such determination.

27	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 27 is an Event of Default.

27.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and payment is made within two (2) Business Days of its due date.

27.2	Financial covenants and other obligations

27.2.1	Any requirement of Clause 23 (Financial Covenants) is not satisfied.

27.2.2	An Obligor does not comply with any provision of any Transaction Security Document.

27.3	Other obligations

27.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.1 (Non-payment) and Clause 27.2 (Financial covenants and other obligations)).

27.3.2
No Event of Default under Clause 27.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 5 Business Days of the Facility Agent giving notice to the Parent or relevant Obligor or the Parent or an Obligor becoming aware of the failure to comply.

27.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

27.5	Cross default

27.5.1	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

27.5.2	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

27.5.3	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any member of Obligor as a result of an event of default (however described).

27.5.4
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

27.6	Insolvency

27.6.1
An Obligor or any other person granting Transaction Security is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

27.6.2
A moratorium is declared in respect of any indebtedness of any Obligor or any other person granting Transaction Security. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

27.7	Insolvency proceedings

27.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any other person granting Transaction Security;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any other person granting Transaction Security;

(c)
the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any other person granting Transaction Security or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor or any other person granting Transaction Security,

or any analogous procedure or step is taken in any jurisdiction.

27.7.2
Clause 27.7.1 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement or, if earlier, the date on which it is advertised.

27.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor having an aggregate value of € 100,000 and:

(a)	if an enforcement attachment (executoriaal beslag), is not discharged within 14 days; or

(b)	if a conservatory attachment (consevatoir beslag), is not discharged within 30 days.

27.9	Unlawfulness and invalidity

27.9.1
It is or becomes unlawful for an Obligor or any other party granting Transaction Security to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

27.9.2
Any obligation or obligations of any Obligor or any other party granting Transaction Security under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

27.9.3
Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

27.10	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

27.11	Change of ownership

27.11.1	Royal Invest International Corp. ceases to hold (directly or indirectly) 100 per cent. of the ordinary shares issued and outstanding in the capital of the Parent

27.11.2
The Parent ceases to hold (directly or indirectly) 100 per cent. of the ordinary shares issued and outstanding in the capital of an Obligor (other than the Parent) other than pursuant to a Disposal in accordance with the terms of this Agreement.

27.12	Audit qualification

The Auditors make a material qualification in their audit opinion ("verklaring" pursuant to section 2:393, paragraph 5 of the Dutch Civil Code) in relation to any audited annual (consolidated) financial statements of any Obligor and it being understood that an "Emphasis of matter" not affecting the Auditor's opinion shall not qualify as a qualification.

27.13	Compulsory purchase

Any part of a Property is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of all or any part of a Property and the amount payable to the relevant Obligor in connection with such compulsory purchase at the time it takes effect is les than the aggregate amount that the relevant Obligor would be required to pay under this Agreement on a voluntary disposal of the relevant Property.

27.14	Major damage

Any part of a Property is destroyed or damaged in the opinion of the Majority Lenders, taking into account the amount and timing of receipt of the proceeds of insurance effected in accordance with the terms of this Agreement, the destruction or damage has or will have a Material Adverse Effect.

27.15	Leasehold Interest and Building Right

Forfeiture proceedings with respect to any Leasehold Interest or any Building Right are commenced or a Leasehold Interest or a Building Right is forfeited.

27.16	Repudiation and rescission of agreements

27.16.1
An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

27.16.2
Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Finance Parties under the Finance Documents.

27.17	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or its assets which has or is reasonably likely to have a Material Adverse Effect.

27.18	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

27.19	Acceleration

On and at any time after the occurrence of an Event of Default the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(a)	cancel the Commitment at which time they shall immediately be cancelled;

(b)
declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)
declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

28	SECURITY

28.1	Transaction Security

28.1.1	Each Obligor irrevocably and unconditionally undertakes to grant the Transaction Security.

28.1.2
Each Obligor shall at the first request of the Security Agent provide any additional Security to the Security Agent (in such form as the Security Agent may require) over its assets as the Security Agent deems necessary or desirable.

28.2	Parallel debt

28.2.1
Each Obligor irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance (bij voorbaat)) to pay to the Security Agent amounts equal to any amounts owing from time to time by that Obligor to any Finance Party under any Finance Document as and when those amounts are due.

28.2.2
Each Obligor and the Security Agent and the other Finance Parties acknowledge that the obligations of each Obligor under Clause 28.2.1 are several and are separate and independent (eigen zelfstandige verplichtingen) from, and shall not in any way limit or affect, the corresponding obligations of that Obligor to any Finance Party under any Finance Document (its "Corresponding Debt") nor shall the amounts for which each Obligor is liable under Clause 28.2.1 (its "Parallel Debt") be limited or affected in any way by its Corresponding Debt provided that:

(a)	the Parallel Debt of each Obligor shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(b)	the Corresponding Debt of each Obligor shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(c)	the amount of the Parallel Debt of each Obligor shall at all times be equal to the amount of its Corresponding Debt.

28.2.3
For the purpose of this Clause 28.2, the Security Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Finance Party, and its claims in respect of each Parallel Debt shall not be held on trust. The Transaction Security granted under the Transaction Security Documents to the Security Agent to secure each Parallel Debt is granted to the Security Agent in its capacity as sole creditor of each Parallel Debt.

28.2.4
All monies received or recovered by the Security Agent pursuant to this Clause 28.2, and all amounts received or recovered by the Security Agent from or by the enforcement of any Transaction Security granted to secure each Parallel Debt, shall be applied in accordance with Clause 34.5 (Partial Payments).

28.2.5	Without limiting or affecting the Security Agent's rights against the Obligors (whether under this Clause 28.2 or under any other provision of the Finance Documents), each Obligor acknowledges that:

(a)	nothing in this Clause 28.2 shall impose any obligation on the Security Agent to advance any sum to any Obligor or otherwise under any Finance Document, except in its capacity as Lender; and

(b)
for the purpose of any vote taken under any Finance Document, the Security Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

28.2.6	For the avoidance of doubt:

(a)	the Parallel Debt of each Obligor will become due and payable (opeisbaar) at the same time its Corresponding Debt becomes due and payable; and

(b)
without prejudice to Clauses 28.2.1 and 28.2.2, an Obligor may not repay or prepay its Parallel Debt unless directed to do so by the Security Agent or the Transaction Security is enforced by the Security Agent;

(c)
each Parallel Debt shall not be affected by an act, omission, matter or thing which would reduce, release or prejudice any of each Obligor's obligations under this Clause 28.2 or under any Finance Document (without limitation and whether or not known to it or any Finance Party).

28.2.7
Each Finance Party and each Obligor confirms that, in accordance with this Clause 28.2 a claim of the Security Agent against each Obligor in respect of a Parallel Debt does not constitute common property (een gemeenschap) within the meaning of Section 3:166 Dutch Civil Code and that the provisions relating to such common property shall not apply. If, however, it shall be held that such claim of the Security Agent does constitute common property and such provisions do apply, the parties to this Agreement agree that this Agreement shall constitute the administration agreement (beheersregeling) within the meaning of (and for the purposes of) Section 3:168 Dutch Civil Code.

28.3	Investments

Except as otherwise provided in any Transaction Security Document, all moneys received by the Security Agent under a Transaction Security Document may be invested in the name of, or under the control of, the Lenders in any investments selected by the Majority Lenders. Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Majority Lenders at any bank or institution (including itself) and upon such terms as it may think fit.

28.4	Release of Security

28.4.1	Subject to Clause 26.2 (Release Security), if a disposal of any asset subject to Transaction Security is made to a person in the following circumstances:

(a)	the Majority Lenders agree to the disposal;

(b)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any breach of any term of any Finance Document;

(c)	the disposal is being made at the request of the Majority Lenders in circumstances where any Transaction Security has become enforceable; and

(d)	the disposal is being effected by enforcement of a Transaction Security Document,

the asset(s) being disposed of will be released from any Transaction Security over it. However, the proceeds of any disposal (or an amount corresponding to them) shall be applied in accordance with the requirements of the Finance Documents (if any).

28.4.2
If the Security Agent is satisfied that a release is allowed under this Clause, the Security Agent shall execute (at the request and expense of the relevant Obligor) any document which is reasonably required to achieve that release.

SECTION 9
CHANGES TO PARTIES

29	CHANGES TO THE LENDERS

29.1	Transfers by the Lenders

Subject to this Clause 29, a Lender (the "Existing Lender") may transfer any of its rights and obligations, under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

29.2	Conditions of transfer

29.2.1	A transfer will only be effective if the procedure set out in Clause 29.5 (Procedure for transfer) is complied with.

29.2.2	If:

(a)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)
as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross up and Indemnities) or Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

29.2.3
In order to comply with the Dutch Act on the financial supervision (Wet op het financieel toezicht), the amount transferred to the New Lender shall be at least € 50,000 or such other amount as may be required from time to time by the Dutch Act on the financial supervision (Wet op het financieel toezicht) unless the New Lender has confirmed to the Parent in writing that it is a professional market party within the meaning of the Dutch Act on the financial supervision (Wet op het financieel toezicht).

29.3	Transfer fee

Unless the Facility Agent otherwise agrees and excluding a transfer (a) to an Affiliate of a Lender or (b) made in connection with primary syndication of the Facility, the New Lender shall, on the date upon which a transfer takes effect, pay to the Facility Agent (for its own account) a fee of € 2,500.

29.4	Limitation of responsibility of Existing Lenders

29.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

29.4.2	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Finance Parties that it:

(a)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(b)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

29.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

29.5	Procedure for transfer

29.5.1
If any Existing Lender wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 29.2 (Conditions of assignment or transfer), then such transfer may be effected by the delivery to the Facility Agent of a duly completed Transfer Certificate executed by the Existing Lender and the New Lender in which event, on the Transfer Date:

(a)
the rights and benefits of the Existing Lender party to such Transfer Certificate expressed to be transferred thereby will be transferred to the New Lender party thereto pursuant to assignment (cessie) and the obligations of the Existing Lender vis-à-vis any other party hereto, insofar as such obligations pertain to such transferred rights and benefits (and which would have been obligations of the New Lender if the New Lender had been an original party hereto) shall be transferred to the New Lender pursuant to take-over of debt (schuldoverneming);

(b)
such other obligations of the Existing Lender party to such Transfer Certificate expressed to be transferred thereby will be transferred to the New Lender pursuant to take-over of debts (schuldoverneming) and the rights and benefits of the Existing Lender which pertain to such transferred obligations (and which would have been rights and benefits of the New Lender if the New Lender had been an original party hereto) will be transferred to the New Lender pursuant to assignment (cessie); and

(c)
the Facility Agent, the Arranger, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent, the Arranger, the Security Agent and the relevant Lender shall each be released from further obligations to each other hereunder.

29.5.2
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all "know your customer" or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

29.5.3	The New Lender shall become a Party as a "Lender".

29.6	Permission to transfer by Lenders

Each Party irrevocably grants in advance its permission to a transfer of obligations as contemplated in this Clause 29 (Changes to the Lenders). Receipt of a Transfer Certificate by the Facility Agent shall also constitute notice of assignment (mededeling van cessie) and notice of transfer (mededeling van schuldoverneming) and each Party irrevocably authorises and instructs the Facility Agent (a) to receive each such notice of assignment and transfer on its behalf and in its name and irrevocably agrees that each such notice to be given to such party may be given to the Facility Agent as representative of such party and (b) to forward a copy of such notice to the Obligor's Agent.

29.7	Copy of Transfer Certificate to Parent

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Parent a copy of that Transfer Certificate.

29.8	Disclosure of information

29.8.1	Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(b)
with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(d)	for whose benefit that Lender charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 29.10 (Security Interests over Lenders' rights); and

(e)
any Finance Party may disclose to a rating agency or its professional advisers, or (with the consent of the Parent) any other person any information about any Obligor, the Group and the Finance Documents as that Lender or other Finance Party shall consider appropriate.

29.9	Cooperation and consent re-transfer by the Facility Agent and Security Agent

Each Party irrevocably agrees that the Facility Agent and the Security Agent may transfer its rights and obligations hereunder and, as the case may be, under any of the other Finance Documents in accordance with the provisions hereof by means of (a) a transfer of agreement (contractsoverneming) and/or (b) a combination of assignment and take-over of debt pursuant to this Clause 29 and in advance irrevocably cooperates therewith and respectively irrevocably consents thereto (verleent bij voorbaat medewerking c.q. geeft bij voorbaat toestemming) in accordance with Section 6:159 and Section 6:156 of the Dutch Civil Code, such transfer to be effective upon the giving of notice to each other Party or on such later date as may be agreed by a Party. Each Party (other than the Facility Agent) hereby irrevocably appoints the Facility Agent to receive on its behalf each such notice of transfer of agreement and assignment and take-over of debt respectively.

29.10	Security Interests over Finance Parties' rights

29.10.1
In addition to the other rights provided to Lenders under this Clause 29, each Finance Party may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Finance Party which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Finance Party as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(a)
release a Finance Party from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Finance Party as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

29.10.2
Each Obligor irrevocably co-operates and consents in advance (verleent bij voorbaat toestemming en geeft bij voorbaat medewerking) to a transfer pursuant to an enforcement of a charge, assignment or a right of pledge as set out in Clause 29.10.1 and each Obligor shall execute and deliver such document or instrument a Finance Party deems necessary or desirable in connection with such transfer.

29.11	Tranching

29.11.1	The Finance Parties may at any time to subdivide, split, sever or modify the Loan in the manner set out in Clause 29.11.2.

29.11.2	The Finance Parties may (subject to the provisions of paragraph (c) below):

(a)
cause a Loan and/or the related Finance Documents to be split and/or subdivided into one or more different and separate parts or tranches (whether being of equal or unequal principal amounts having the same or different interest rates and whether, as between themselves, ranking in priority, or on a pari passu basis or otherwise) which may involve mezzanine tranches and/or borrowers (each such part or tranche being a "Tranche");

(b)	apportion and/or prioritise the Security created by any Transaction Security Document as between each individual Tranche;

(c)
vary the amount of, or cancel any Tranche or consolidate or merge any Tranche with another Tranche or Tranches and reallocate or modify the prepayment fees and amortisation profiles and/or any of the monies payable by any Borrower to all or any of the Finance Parties under this Agreement;

(d)	require the Obligors to:

(i)
enter into any additional documentation or agreements (including but not limited to further Finance Documents, Transaction Security Documents, intercreditor or priority agreements, and transfer documents) as the Finance Parties and/or the Facility Agent may request and, promptly upon such request, the Obligors shall enter into such additional documentation and/or agreements;

(ii)
amend any Finance Document to provide that all or any of the provisions shall apply to all or any of the Tranches and/or to regulate (as between themselves) the priority of such Tranches and/or the circumstances in which such any become repayable and/or Security for the same enforceable and, promptly upon such request, the Obligors shall enter into such additional documents and/or agreements;

(iii)
incorporate or constitute one or more Affiliates to which any one or more of the Tranches shall be novated, transferred or assigned and procure further first ranking Security to be granted to the Facility Agent over the shares or other stock of such Affiliates;

(iv)	credit all interest and principal amounts to separate accounts in the name of the Facility Agent for application in or towards payment of interest and/or principal on such Tranches; and/or

(v)
require a Borrower to resize, vary divide, reprofile and/or adapt any Hedging Arrangement (or cancel any existing Hedging Arrangement and enter into new Hedging Arrangements) in connection with all or any of the above,

29.11.3
so that the pricing and marketing of any transfer, assignment, syndication, sub-participation and/or any securitisation entered into in connection with this Agreement and the size of each class of notes and the rating assigned to each class of notes by the rating agencies (in connection with any such securitisation) shall provide the most favourable rating levels and achieve the optimum pricing execution for any such transfer, assignment, syndication, sub-participation and/or securitisation.

29.11.4	The exercise of the Finance Parties of their rights under Clause 29.11.2 (and the obligations of the Obligors) to comply with Clause 29.11.2 shall be subject to the following conditions:

(a)	none of the transactions referred to in Clause 29.11.2 may result in a change in tenor or the overall amount of a Loan;

(b)
immediately after any of transactions referred to in Clause 29.11.2 the weighted average interest rate attributable to each Tranche shall be no greater than the interest rate payable under each Loan prior to the entry into such transaction; and

(c)	no additional costs will be incurred by the Obligors unless the Finance Parties agree to reimburse the same.

30	CHANGES TO THE OBLIGORS

30.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

30.2	Additional Borrower and Additional Guarantor

30.2.1
Subject to compliance with the provisions of Clause 22.9.3 and Clause 22.9.4 ("Know your customer" checks), the Parent may request that any of the Parent's wholly owned Subsidiaries becomes an Additional Borrower and an Additional Guarantor. That Subsidiary shall become an Additional Borrower and an Additional Guarantor if:

(a)	the Lenders approve the addition of that Subsidiary;

(b)	an Additional Borrower shall also become an Additional Guarantor (and vice versa);

(c)	an Additional Borrower and an Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Letter;

(d)	an Additional Borrower and an Additional Guarantor shall own a Property which will be financed under this Agreement;

(e)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower and an Additional Guarantor; and

(f)
the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that an Additional Borrower and an Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

30.2.2
The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

30.3	Resignation of an Obligor

30.3.1	The Parent may request that an Obligor ceases to be an Obligor by delivering to the Facility Agent a Resignation Letter.

30.3.2	The Facility Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(a)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case);

(b)	an Obligor is under no actual or contingent obligations as an Obligor under any Finance Documents;

(c)	an Obligor cease to be a Borrower and a Guarantor (and vice versa); and

(d)	in the event that the Parent resigns, another Obligor is appointed as "Parent" and the Hedging Agreements are assigned to such new Parent and pledges to the Security Agent by such new Parent,

30.3.3	whereupon that company shall cease to be an Obligor and shall have no further rights or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES

31	ROLE OF THE FACILITY AGENT, THE SECURITY AGENT, THE ARRANGER AND OTHERS

31.1	Appointment of the Facility Agent

31.1.1	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

31.1.2
Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

31.1.3
It is expressly agreed that the appointment under this Clause 31.1 is given with full power of substitution and also applies to any situation where the Facility Agent acts as a Finance Party's counterparty (Selbsteintritt) within the meaning of Section 3:68 of the Dutch Civil Code or as a representative of a Finance Party's counterparty.

31.2	Appointment of the Security Agent

31.2.1	Each other Finance Party appoints the Security Agent to act as its agent under and in connection with the Finance Documents.

31.2.2
Each other Finance Party authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions and irrevocably authorises the Security Agent on its behalf (a) to enter into each Transaction Security Document and (b) to acknowledge the provisions of each Transaction Security Document (including but not limited to any "Parallel Debt" provision contained therein).

31.2.3
It is expressly agreed that the appointment under this Clause 31.2 is given with full power of substitution and also applies to any situation where the Security Agent acts as a Finance Party's counterparty (Selbsteintritt) within the meaning of Section 3:68 of the Dutch Civil Code or as a representative of a Finance Party's counterparty.

31.3	Duties of the Facility Agent and the Security Agent

31.3.1
The Facility Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent or the Security Agent for that Party by any other Party.

31.3.2
Except where a Finance Document specifically provides otherwise, the Facility Agent or the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

31.3.3
If the Facility Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

31.3.4
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

31.3.5	The Facility Agent's and the Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

31.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

31.5	No fiduciary duties

31.5.1	Nothing in this Agreement constitutes the Facility Agent, the Security Agent, and/or the Arranger as a trustee or fiduciary of any other person.

31.5.2
None of the Facility Agent, the Security Agent, the Security Agent or the Arranger, shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.6	Business with the Group

The Facility Agent, the Security Agent, and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

31.7	Rights and discretions

31.7.1	The Facility Agent and the Security Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

31.7.2	The Facility Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors.
31.7.3	The Facility Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

31.7.4	The Facility Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

31.7.5	The Facility Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

31.7.6
Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Security Agent, or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

31.8	Majority Lenders' instructions

31.8.1
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (a) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

31.8.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

31.8.3
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

31.8.4
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

31.8.5
The Facility Agent and the Security Agent are not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 31.8.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

31.9	Responsibility for documentation

None of the Facility Agent, the Security Agent, or the Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

31.10	Exclusion of liability

31.10.1
Without limiting Clause 31.10.2, none of the Facility Agent or the Security Agent will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

31.10.2
No Party (other than the Facility Agent, or the Security Agent, (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, or the Security Agent, in respect of any claim it might have against the Facility Agent, or the Security Agent, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent, or the Security Agent, may rely on this Clause.

31.10.3
The Facility Agent and the Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent or the Security Agent if the Facility Agent or the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent or the Security Agent for that purpose.

31.10.4
Nothing in this Agreement shall oblige the Facility Agent, the Security Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Agent or the Arranger.

31.11	Lenders' indemnity to the Facility Agent and the Security Agent

Each Lender shall (in proportion to its share of the Commitment or, if the Commitment are then zero, to its share of the Commitment immediately prior to their reduction to zero) indemnify the Facility Agent and the Security Agent, within 3 Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent and the Security Agent (otherwise than by reason of the Facility Agent's and the Security Agent's gross negligence or wilful misconduct) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

31.12	Resignation of the Facility Agent and the Security Agent

31.12.1	The Facility Agent and the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Parent.

31.12.2
Alternatively the Facility Agent and the Security Agent may resign by giving notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Facility Agent and a successor Security Agent.

31.12.3
If the Majority Lenders have not appointed a successor Facility Agent or a successor Security Agent in accordance with Clause 31.12.2 above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Parent) may appoint a successor Facility Agent or a successor Security Agent.

31.12.4
The retiring Facility Agent or the Security Agent shall, at its own cost, make available to the successor Facility Agent or a successor Security Agent such documents and records and provide such assistance as the successor Facility Agent or a successor Security Agent may reasonably request for the purposes of performing its functions as Facility Agent or as Security Agent under the Finance Documents.

31.12.5	The Facility Agent's and the Security Agent's resignation notice shall only take effect upon the appointment of a successor.

31.12.6
Upon the appointment of a successor, the retiring Facility Agent or retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 31. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.12.7
After consultation with the Parent, the Majority Lenders may, by notice to the Facility Agent or the Security Agent, require it to resign in accordance with Clause 31.12.2 above. In this event, the Facility Agent or the Security Agent shall resign in accordance with Clause 31.12.2 above.

31.13	Confidentiality

31.13.1
In acting as agent for the Finance Parties, the Facility Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

31.13.2
If information is received by another division or department of the Facility Agent or the Security Agent, it may be treated as confidential to that division or department and the Facility Agent or the Security Agent shall not be deemed to have notice of it.

31.13.3
Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Security Agent nor the Arranger are obliged to disclose to any other person (a) any confidential information or (b) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

31.14	Relationship with the Lenders

31.14.1
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

31.14.2	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with 0 (Mandatory Cost Formula).

31.14.3
Each Lender shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

31.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Arranger, and the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)
the adequacy, accuracy and/or completeness of the Reports and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

31.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

31.17	Facility Agent's management time

Any amount payable to the Facility Agent under Clause 16.3 (Indemnity to the Facility Agent), Clause 18 (Costs And Expenses) and Clause 31.11 (Lenders' indemnity to the Facility Agent and the Security Agent) shall include the cost of utilising the Facility Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 13 (Fees).

31.18	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

31.19	Reliance and engagement letters

Each Finance Party and Finance Party confirms that each of the Arranger and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Facility Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

31.20	The Security Agent

Each of the Security Agent and the other Finance Parties agrees that its respective rights and obligations in relation to the Security Agent's acting as security agent under any of the Finance Documents shall also be governed by the foregoing provisions of this Clause 32.

31.21	Security Agent's Powers

The Security Agent may:

(a)	exercise and enforce in its name and on its behalf all of the rights, powers, authorities and remedies which it has or may have under any of the Finance Documents;

(b)
generally, do all acts and things which the Security Agent considers necessary or desirable for the purposes of registering, perfecting, protecting and administering the Transaction Security and each of the Finance Documents and enforcing any of its rights thereunder or in relation thereto;

(c)	do any act or thing which in its absolute discretion it considers necessary or desirable for the protection and benefit of all of the Finance Parties; and

(d)
upon a disposal of any property the subject of any of the Transaction Security by any receiver, or by an Obligor where the Security Agent has consented to such disposal, release such property from the Transaction Security.

31.22	Excluded Responsibilities

Notwithstanding anything to the contrary expressed or implied in any of the Finance Documents, the Security Agent shall not be bound to enquire as to:

(a)
the due execution, delivery, validity, legality, adequacy, suitability, performance, enforceability or admissibility in evidence of the Finance Documents or any opinion, report, valuation, certificate or appraisal delivered or made in connection herewith or therewith or of any guarantee, indemnity or Transaction Security given or created thereby or any obligations imposed thereby or assumed thereunder; or

(b)
the ownership, value or sufficiency of any property the subject of any of the Transaction Security, the priority of any of the Transaction Security, the right or title of any person in or to any property comprised therein or the existence of any Security affecting the same.

31.23	Finance Documents

The Security Agent shall be at liberty to place any of the Finance Documents and any other instruments, documents or deeds delivered to it pursuant to or in connection with any of the Finance Documents for the time being in its possession in any safe deposit, safe or receptacle selected by it or with any bank, any company whose business includes undertaking the safe custody of documents or any firm of lawyers of good repute and shall not be responsible for any loss thereby incurred if it has exercised due care in selecting the same.

31.24	Delegation

31.24.1
The Security Agent may, whenever it thinks fit, delegate by power of attorney or otherwise to any person or persons, or fluctuating body of persons, all or any of the rights, powers, authorities and discretions vested in it by any of the Finance Documents and such delegation may be made upon such terms (including the power to sub-delegate) and subject to such conditions and subject to such regulations as it may think fit and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of, any such delegate or sub-delegate if it has exercised due care in selecting the same provided that, notwithstanding any such delegation, the Security Agent shall remain responsible for the performance of the obligations of the Security Agent under the Finance Documents.

31.24.2
It is expressly agreed that the appointment under 31.24.1 is given with full power of substitution and also applies to any situation where the person or persons or fluctuating body of persons appointed by the Security Agent acts as any party to a Finance Document's counterparty (Selbsteintritt) within the meaning of Section 3:68 of the Dutch Civil Code or as a representative of the any party to a Finance Document's counterparty.

31.25	Breach of law

Notwithstanding anything else contained in any of the Finance Documents, the Security Agent may refrain from doing anything which would or might in its reasonable opinion be contrary to any relevant law of any jurisdiction or any relevant directive or regulation of any agency of any state or which would or might otherwise render it liable to any person, and may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

31.26	Indemnity

The Security Agent and every attorney, agent or other person appointed by it or under any of the Finance Documents may indemnify itself or himself out of the Transaction Security against all reasonable claims, demands, liabilities, proceedings, costs, fees, charges, losses and expenses incurred by any of them in relation to or arising out of the taking or holding of any of the Transaction Security, the exercise or purported exercise of any of the rights, powers and discretions vested in any of them or any other matter or thing done or omitted to be done in connection with any of the Finance Documents or pursuant to any law or regulation (otherwise than as a result of its gross negligence or wilful misconduct).

31.27	Insurance

Without prejudice to the provisions of any of the Finance Documents the Security Agent shall not be under any obligation to insure any of the property constituting the Transaction Security or to require any other person to maintain any such insurance and shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy or insufficiency of any such insurance.

31.28	Exclusion of Liabilities

The Security Agent shall not be liable for any failure:

(a)	to require the deposit with it of any deed or document certifying, representing or constituting the title of an Obligor to any of the property constituting the Transaction Security;

(b)	to obtain any licence, consent or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any of the Finance Documents;

(c)	to register or notify any of the foregoing in accordance with the provisions of any of the documents of title of the Obligors;

(d)	to effect or procure registration of or otherwise protect any of the Transaction Security by registering the same under any applicable registration laws in any jurisdiction;

(e)
to take, or to require an Obligor to take, any steps to render the Transaction Security effective or to secure the creation of any ancillary charge or other Security under the laws of any jurisdiction; or

(f)	to require any further assurances in relation to any of the Finance Documents.

31.29	Title and Security

The Security Agent shall be entitled to accept without enquiry, requisition or objection such right and title as an Obligor may have to any of the property or assets which is the subject matter of any of the Transaction Security and shall not be bound or concerned to investigate or make any enquiry into the right or title of an Obligor to such property or assets or, without prejudice to the foregoing, to require an Obligor to remedy any defect in such right or title.

32	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33	SHARING AMONG THE FINANCE PARTIES

33.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 34 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 34 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.5 (Partial payments).

33.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 34.5 (Partial payments).

33.3	Recovering Finance Party's rights

33.3.1
On a distribution by the Facility Agent under Clause 33.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

33.3.2
If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 33.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

33.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 33.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

33.5	Exceptions

33.5.1
This Clause 33 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

33.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified the other Finance Party of the legal or arbitration proceedings; and

(b)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

34	PAYMENT MECHANICS

34.1	Payments to the Facility Agent

34.1.1
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

34.1.2
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

34.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to an Obligor) and Clause 34.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

34.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 35 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

34.4	Clawback

34.4.1
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

34.4.2
If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

34.5	Partial payments

34.5.1
If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent and the Security Agent under those Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents[1];

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

34.5.2	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (b) to (d) of Clause 34.1 above.

34.5.3	Clauses 34.5.1 and 34.5.2 above will override any appropriation made by an Obligor.

34.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

34.7	Business Days

34.7.1
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

34.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

34.8	Currency of account

34.8.1	Subject to Clauses 34.8.2 to 34.8.5, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

34.8.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

34.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

34.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

34.8.5	Any amount expressed to be payable in another currency shall be paid in that other currency.

34.9	Change of currency

34.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Parent); and

(b)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

34.9.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Euopean interbank market and otherwise to reflect the change in currency.

34.9.3

34.9.4

35	SET-OFF

35.1.1
A Finance Party may set off any obligation (whether matured or not) due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether matured or not) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

36	NOTICES

36.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

36.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Party at the date of this Agreement, that identified with its name below;

(b)	in the case of each new Party, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

36.3	Delivery

36.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

36.3.2
Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or Security Agent's signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

36.3.3	All notices from or to an Obligor shall be sent through the Facility Agent.

36.3.4
Any communication or document made or delivered to the Parent in accordance with this Clause 36.3 will be deemed to have been made or delivered to each of the Obligors and any communication or document made or delivered by the Parent in accordance with this Clause 36.3 will be deemed to have been made or delivered to each of the Obligors, unless indicated otherwise.

36.4	Notification of address and fax number

Promptly upon receipt of notification of an address, and fax number or change of address or fax number pursuant to Clause 36.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

36.5	Electronic communication

36.5.1
Any communication to be made between the Facility Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent, the Security Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

36.5.2
Any electronic communication made between the Facility Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

36.5.3

36.6	Use of websites

36.6.1
The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Facility Agent (the "Designated Website") if:

(a)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Parent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Parent and the Facility Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Facility Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

36.6.2
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Facility Agent.

36.6.3	The Parent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

36.6.4
If the Parent notifies the Facility Agent under paragraph (a) of Clause 36.6.3 or paragraph (e) of Clause 36.6.3, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

36.6.5
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within ten Business Days.

36.7	English language

36.7.1	Any notice given under or in connection with any Finance Document shall be in English.

36.7.2	All other documents provided under or in connection with any Finance Document shall be:

(a)	in English; or

(b)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37	CALCULATIONS AND CERTIFICATES

37.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the European interbank market differs, in accordance with that market practice.

38	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

40	AMENDMENTS AND WAIVERS

40.1	Required consents

40.1.1
Subject to Clause 40.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

40.1.2	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 40.

40.1.3
Each Obligor agrees to any such amendment or waiver permitted by this Clause 40 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this Clause 40.1.3, require the consent of all of the Guarantors.

40.2	Exceptions

40.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in or an extension of any Commitment or the Commitment;

(f)	a change to the Obligors other than in accordance with Clause 30 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.2 (Finance Parties' rights and obligations), Clause 8 (Mandatory Prepayment), Clause 29 (Changes to the Lenders) or this Clause 41;

(i)
the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(j)
the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

40.2.2
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arranger, the Security Agent or a Hedge Counterparty may not be effected without the consent of the Facility Agent, the Arranger, the Security Agent, or that Hedge Counterparty.

41	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42	WAIVER

Each Obligor irrevocably waives, to the fullest extent permitted by law, any right:

(a)	to dissolve (ontbinden) this Agreement in case of failure in the performance of one or more of the Finance Party's obligations pursuant to Section 6:265 of the Dutch Civil Code;

(b)	to suspend (opschorten) any of its obligations pursuant to Section 6:52, Section 6:262 or Section 6:263 of the Dutch Civil Code or on any other ground; and

(c)	to nullify (vernietigen) this Agreement pursuant to Section 6:228 of the Dutch Civil Code or on any other ground.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

43	GOVERNING LAW

This Agreement is governed by Dutch law.

44	ENFORCEMENT

44.1	Jurisdiction of Dutch courts

44.1.1
The court (rechtbank) of Amsterdam, the Netherlands have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

44.1.2	The Parties agree that the court (rechtbank) of Amsterdam, the Netherlands are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

44.1.3
This Clause 44.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other court with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

44.2	Election of domicile

44.2.1
Each Obligor irrevocably elects the office address of the Parent as set out on the relevant signature page as its domicile (gekozen woonplaats) in accordance with Section 1:15 of the Dutch Civil Code under the Finance Documents for service of process in any proceedings for the court (rechtbank) of Amsterdam, the Netherlands.

44.2.2	This Clause does not affect any other method of service allowed by law.

44.3	Waiver of immunity

Each Obligor irrevocably and unconditionally to the extent permitted by law:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights and immunity in respect of it or its assets.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

Schedule 1

THE PARTIES

Part IA
The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any) Jurisdiction of Incorporation
Royal Invest Europe B.V.	34130365, Netherlands

Name of Original Guarantor	Registration number (or equivalent, if any) Jurisdiction of Incorporation
Royal Invest Europe B.V.	34130365, Netherlands

Part IB
The Additional Obligors

Name of Additional Borrower	Registration number (or equivalent, if any) Jurisdiction of Incorporation
Alfang B.V.	17068055, Netherlands
Amogb B.V.	33188811, Netherlands

Name of Additional Guarantor	Registration number (or equivalent, if any) Jurisdiction of Incorporation
Alfang B.V.	17068055, Netherlands
Amogb B.V.	33188811, Netherlands

Part II
The Original Lenders

Name of Original Lender	Commitment
Bank of Scotland plc	€ 100,000,000

Schedule 2

CONDITIONS PRECEDENT

Part IA
Conditions precedent to signing of the Agreement

1	Parent

1.1	A copy of the Constitutional Documents of the Parent.

1.2	A copy of a resolution of the board of directors (or if applicable the supervisory board of directors) of the Parent:

(a)
approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above in relation to the Finance Documents and related documents.

1.4	A copy of a resolution signed by all the holders of the issued shares in the Parent, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Parent is a party.

1.5
A certificate of an authorised signatory of the Parent certifying that each copy document relating to it specified in this Part IA of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2	Finance Documents

2.1	A copy of each Finance Document duly executed by the parties to those documents.

2.2	The following Transaction Security Documents duly executed by the parties thereto:

(a)       a Dutch law first priority deed of pledge over the Hedge Agreements.

2.3	A copy of all duly executed notices required to be sent under the Transaction Security Documents duly acknowledged by the addressee.

2.4	The Fee Letters executed by the Parent.

3	Legal opinions

A legal opinion of Loyens & Loeff N.V., legal advisers to the Facility Agent and the Arranger as to Dutch law substantially in the form distributed to the Original Lenders prior to signing this Agreement addressed to the Facility Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facility.

4	Other documents and evidence

4.1	Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 13, Clause 14.5 and Clause 18 have been paid.

4.2	Completion by each Finance Parties of all "know your customer" or other checks relating to the Parent.

4.3	A copy, certified by an authorised signatory of the Parent to be a true copy, of the Original Financial Statements of the Parent.

4.4
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part IB
Conditions precedent for Initial Utilisation

1	The Additional Obligors

1.1	An Accession Letter, duly executed by each Additional Obligor and the Parent.

1.2	Any document set out in under 1 of part I or part IB of Schedule 2 required in connection with the relevant Utilisation.

1.3
A copy of a resolution of the board of directors (or if applicable the supervisory board of directors) of such Obligor authorising the Parent to act as its agent in connection with the Finance Documents.

2	Transaction Documents

A copy of each Acquisition Document and the other Transaction Documents (other than the Finance Documents) duly executed by the parties to those documents.

3	Finance Documents

3.1	A copy of each Finance Documents duly executed by the parties to those documents (which has not already been delivered under part I of Schedule 2).

3.2	Each of the following Transaction Security Documents duly executed by the parties thereto:

(a)	a Dutch law first priority deed of mortgage over the Properties between the Original Obligors as mortgagors and the Security Agent as mortgagee;

(b)	a Dutch law first priority (disclosed) deed of pledge over the insurances between the Original Obligors as pledgors and the Security Agent as pledgee;

(c)	a Dutch law first priority (undisclosed) deed of pledge over the lease receivables between the relevant Obligor as pledgors and the Security Agent as pledgee;

(d)	a Dutch law first priority (disclosed) deed of pledge over the accounts between the Original Obligors as pledgors and the Security Agent as pledgee;

(e)	a Dutch law first priority (disclosed) deed of pledge over the intercompany receivables between the Original Obligors as pledgors and the Security Agent as pledgee;

(f)	a Dutch law first priority (disclosed) deed of pledge over the Acquisition Documents and Rental Income Guarantees between the Original Obligors as pledgors and the Security Agent as pledgee;

(g)
a Dutch law first priority deed of pledge over the shares in the capital of the Parent between Royal Invest International Corp. and ECM Hoff Holding B.V. as pledgors, the Security Agent as pledgee and the Parent as company in which the shares are pledged;

(h)
a Dutch law first priority deed of pledge over the shares in the capital of Alfang B.V. between the Parent and Handelsonderneming Huco B.V., International Dutch Management Holding B.V., Marrita Management B.V., Van der Horst Beheer B.V., as pledgors, the Security Agent as pledgee and Alfang B.V. as company of which the shares are pledged; and

(i)
a Dutch law first priority deed of pledge over the shares in the capital of Amogb B.V. between the Parent and Beheer- en Exploitatiemaatschappij Amog B.V. as pledgors, the Security Agent as pledgee and Amogb B.V. as company of in which the shares are pledged.

3.3	A copy of all duly executed notices required to be sent under the Transaction Security Documents duly acknowledged by the addressee.

3.4	A copy of all the share register's showing the registration of the Transaction Security over the shares duly executed by the relevant Obligor.

4	Valuation and survey

A reliance letter in relation to the Initial Valuation and any technical report or survey delivered to the Original Lender prior to the date of this Agreement.

5	Insurance

5.1	Evidence that the insurance cover in force in respect of the relevant Property complies with the terms of this Agreement and the necessary premia have been paid.

5.2	All insurance policies subject to or expressed to be subject to the Transaction Security relating to the relevant Property.

6	Property

6.1	All title documents relating to the Original Obligors' interests relating to the relevant Property.

6.2	A notarial deed of ownership (eigendomsbewijs) confirming the relevant Obligor as the owner relating to the relevant Property.

6.3	An extract from the land registry (Kadastraal uittreksel) showing ownership of the relevant Obligor of the relevant Property.

6.4	Notarial confirmation as to:

(a)	payment on the first Utilisation Date of all transfer taxes payable in relation to the Obligors’ acquisition of the relevant Property Properties;

(b)	cancellation of any existing Security (other than the Transaction Security) relating to the properties on the first Utilisation Date;

(c)	payment of all fees and expenses due and payable by an Obligor under the Finance Documents out of the proceeds of the Loan on the first Utilisation Date; and

(d)	zoning licenses and authorisations.

6.5
Confirmation that the mortgage over and the deed of transfer to the relevant Obligor of the relevant Property have been (or will be on or immediately after the first Utilisation Date) filed at the land registry (Kadaster uittreksel) for that Property.

6.6	Copies of all Lease Documents in respect of the relevant Property.

6.7	A copy of the relevant vendor's completion statement regarding the sale of the relevant Properties.

7	Managing Agent

7.1	A copy of the appointment of the Managing Agent.

7.2	A duty of care agreement between the Managing Agent, the Obligors and the Facility Agent.

8	Legal opinions

8.1
A legal opinion of Loyens & Loeff N.V. (or any other law firm if the relevant jurisdiction is not the Netherlands), legal advisers to the Facility Agent and the Arranger as to Dutch law substantially in the form distributed to the Original Lenders prior to signing this Agreement addressed to the Facility Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facility.

8.2
A legal opinion, in form and substance satisfactory to the Lenders, of SEC Attorneys as to the laws of the state of Delaware, United States of America, legal advisers to Finance Parties in respect of the Finance Documents.

9	Other documents and evidence

9.1	The Group Structure Chart.

9.2	The Funds Flow Statement.

9.3	Individual wealth statements from the Financial Year ending on 31 December 2006 of mr. Harry Muermans and mr. Frans Faijdherbe.

9.4	Completion by each Finance Parties of all "know your customer" or other checks relating to any person that it is required to carry out.

9.5	Evidence that the Accounts have been opened.

9.6	A copy of the escrow letter relating to the Rental Income Guarantees.

9.7	Evidence that the fees, costs and expenses then due from the Parent or any other Obligor pursuant to Clause 13, Clause 14.5 and Clause 18 have been paid.

9.8
The Reports and a copy of the agreed form report to be delivered by the Auditors pursuant to Clause 22.3 (Provision and contents of Compliance Certificate) together with confirmation from the Auditors that it can be relied upon by the Finance Parties.

9.9	A copy, certified by an authorised signatory of the Parent to be a true copy, of the Original Financial Statements of each Obligor.

9.10
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent notifies the Parent is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part II
Conditions precedent required to be
Delivered by an Additional Obligor

1	The Additional Obligor

1.1	An Accession Letter, duly executed by the Additional Obligor and the Parent.

1.2	A copy of the Constitutional Documents and of the constitutional documents of a Additional Obligor.

1.3	A copy of a resolution of the board of directors (or if applicable the supervisory board of directors) of a Additional Obligor:

(a)
approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Parent to act as its agent in connection with the Finance Documents.

1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above in relation to the Finance Documents and related documents.

1.5
A copy of a resolution signed by all the holders of the issued shares in a Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which a Additional Obligor is a party.

1.6
A certificate of an authorised signatory of a Additional Obligor certifying that each copy document relating to it specified in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2	Transaction Documents

A copy of each Acquisition Document and the other Transaction Documents (other than the Finance Documents) duly executed by the parties to those documents.

3	Finance Documents

3.1	A copy of each Finance Documents duly executed by the parties to those documents (which has not already been delivered under part I of Schedule 2).

3.2	Each of the following Transaction Security Documents duly executed by the parties thereto:

(a)	a Dutch law first priority deed of mortgage over the Properties between the Additional Obligor as mortgagor and the Security Agent as mortgagee;

(b)	a Dutch law first priority (disclosed) deed of pledge over the insurances between the Additional Obligor as pledgor and the Security Agent as pledgee;

(c)	a Dutch law first priority (undisclosed) deed of pledge over the lease receivables between the Additional Obligor as pledgor and the Security Agent as pledgee;

(d)	a Dutch law first priority (disclosed) deed of pledge over the accounts between the Additional Obligor as pledgor and the Security Agent as pledgee;

(e)	a Dutch law first priority (disclosed) deed of pledge over the intercompany receivables between the Additional Obligor as pledgor and the Security Agent as pledgee;

(f)	a Dutch law first priority (disclosed) deed of pledge over the Acquisition Documents and Rental Income Guarantees between the Additional Obligor as pledgor and the Security Agent as pledgee;

(g)
a Dutch law first priority deed of pledge over the shares in the capital of the Additional Obligor between the Parent and any other person as pledgors, the Security Agent as pledgee and the Additional Obligor as company of which the shares are pledged;

3.3	A copy of all duly executed notices required to be sent under the Transaction Security Documents duly acknowledged by the addressee.

3.4	A copy of all the share register's showing the registration of the Transaction Security over the shares duly executed by the Additional Obligor.

4	Insurance

4.1	Evidence that the insurance cover in force in respect of the relevant Property complies with the terms of this Agreement and the necessary premia have been paid.

4.2	All insurance policies subject to or expressed to be subject to the Transaction Security relating to the relevant Property.

5	Property

5.1	All title documents relating to the Additional Obligor's interests relating to the relevant Property.

5.2	A notarial deed of ownership (eigendomsbewijs) confirming the Additional Obligor as the owner relating to the relevant Property.

5.3	An extract from the land registry (Kadastraal uittreksel) showing ownership of the Additional Obligor of the relevant Property.

5.4	Confirmation that the mortgage over and the deed of transfer to the Additional Obligor of the relevant Property have been filed at the land registry (Kadaster uittreksel) for that Property.

5.5	Copies of all Lease Documents in respect of the relevant Property.

6	Managing Agent

6.1	A copy of the appointment of the Managing Agent.

6.2	A duty of care agreement between the Managing Agent, the Additional Obligor and the Facility Agent.

7	Legal opinions

A legal opinion of Loyens & Loeff N.V. (or any other law firm if the relevant jurisdiction is not the Netherlands), legal advisers to the Facility Agent and the Arranger as to Dutch law substantially in the form distributed to the Original Lenders prior to signing this Agreement addressed to the Facility Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facility.

8	Other documents and evidence

8.1	Evidence that any process agent referred to in Clause 44.2.1 has accepted its appointment.

8.2	Evidence that the relevant Collection Account has been opened.

8.3	Evidence that the fees, costs and expenses then due from the Additional Obligor pursuant to Clause 13, Clause 14.5 and Clause 18 have been paid.

8.4	A copy, certified by an authorised signatory of the Additional Obligor to be a true copy, of the Original Financial Statements of the Additional Obligor.

8.5
Evidence satisfactory to the Facility Agent that the Additional Obligor shall comply in all respects with article 2:98c and article 2:207c of the Dutch Civil Code (as the case may be) and any equivalent legislation in other jurisdictions in relation to the execution of the Transaction Security Documents and payment of any amounts due under the Finance Documents.

8.6
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Schedule 3

REQUESTS

Part I
UTILISATION REQUEST

To:	Bank of Scotland plc
From:	[Borrower][Parent]
Dated:	●
Re:	Royal Invest Europe B.V.– € 100,000,000 facility Agreement dated 21 December 2007 (the "Facility Agreement")

Dear Sirs,

1
We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Borrower:	●
Proposed Utilisation Date:	● (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	●
Amount:	● or, if less, the Available Facility
Interest Period:	●

3	We confirm that each condition specified in Clause 4.3 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	[The proceeds of this Loan should be credited to [account]].

5	This Utilisation Request is irrevocable.

Yours faithfully,

[the Parent on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

[INSERT NAME OF BORROWER]

___________________________		___________________________
Name:		Name:
Title:	[director][attorney-in-fact (gevolmachtigde)]	Title:	[director][attorney-in-fact (gevolmachtigde)]

Part II
Selection notice

To:	Ban of Scotland plc
From:	[Borrower][Parent]
Dated:	●
Re:	Royal Invest Europe B.V.– € 100,000,000 facility Agreement dated 21 December 2007 (the "Facility Agreement")

Dear Sirs

We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

1.            We request that the next Interest Period for the above Loan[s] is ●.

2.            This Selection Notice is irrevocable.

Yours faithfully,

ROYAL INVEST EUROPE B.V. (on behalf of itself and any other Obligor)

___________________________		___________________________
Name:		Name:
Title:	[director][attorney-in-fact (gevolmachtigde)]	Title:	[director][attorney-in-fact (gevolmachtigde)]

Schedule 4

MANDATORY COST FORMULA

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

AB+C(B-D) +E x 0.01
       100- (A+C)             per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01
                     300      per cent. per annum.

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Facility Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5

FORM OF TRANSFER CERTIFICATE

To:	Bank of Scotland plc as Facility Agent
From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)
Dated:	●
Re:	Royal Invest Europe B.V.– € 100,000,000 facility Agreement dated 21 December (the ″Facility Agreement″)

Dear Sirs,

1
We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 29.5 (Procedure for transfer):

(a)
the Existing Lender and the New Lender agree to the Existing Lender assigning (cederen) all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule and transferring the obligations of the Existing Lender pertaining thereto pursuant to take-over of debt (schuldoverneming) in accordance with Clause 29.5 (Procedure for transfer).

(b)	the proposed Transfer Date is ●.

(c)	the Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 29.4 (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate is governed by Dutch law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By: ●	By: ●

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as ●.

BANK OF SCOTLAND PLC

___________________________		___________________________
Name:		Name:
Title:	[director][attorney-in-fact (gevolmachtigde)]	Title:	[director][attorney-in-fact (gevolmachtigde)]

[NOTE MINIMUM AMOUNT OF € 50,000]

Schedule 6

FORM OF COMPLIANCE CERTIFICATE

To:	Bank of Scotland plc as Facility Agent
From:	Royal Invest Europe B.V.
Dated:	●
Re:	Royal Invest Europe B.V.– € 100,000,000 facility Agreement dated 21 December 2007 (the ″Facility Agreement″)

Dear Sirs

1
We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that:

(a)                 the Loan to Value is ●

(b)                 the Debt Service Cove is ●

(c)                           the Interest Cover is ●

3	[We confirm that no Default is continuing.]*

Yours faithfully,

ROYAL INVEST EUROPE B.V.

___________________________		___________________________
Name:		Name:
Title:	[director][attorney-in-fact (gevolmachtigde)]	Title:	[director][attorney-in-fact (gevolmachtigde)]

* this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

[insert applicable certification language]

for and on behalf of [name of Auditors of the Parent]

[AUDITORS OF PARENT]

___________________________		___________________________
Name:		Name:
Title:	[director][attorney-in-fact (gevolmachtigde)]	Title:	[director][attorney-in-fact (gevolmachtigde)]

Schedule 7

FORM OF ACCESSION LETTER

To:	Bank of Scotland plc as Facility Agent
From:	[name subsidiary] and Royal Invest Europe B.V.
Dated:	●
Re:	€ 1000,000,000 facility agreement dated 21 December 2007 (the "Facility Agreement")

Dear Sirs

1	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2
[Subsidiary] agrees to become an Additional Obligor and to be bound by the terms of the Agreement as an Additional Obligor pursuant to Clause 30.2 (Additional Borrowers and Additional Guarantors) of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3	[Subsidiary's] administrative details are as follows:

Address:

Fax No:

Attention:

4	This Accession Letter is governed by Dutch law.

Yours faithfully,

[PARENT]

___________________________		___________________________
Name:		Name:
Title:	[director][attorney-in-fact (gevolmachtigde)]	Title:	[director][attorney-in-fact (gevolmachtigde)]

[SUBSIDIARY]

___________________________		___________________________
Name:		Name:
Title:	[director][attorney-in-fact (gevolmachtigde)]	Title:	[director][attorney-in-fact (gevolmachtigde)]

Schedule 8

FORM OF RESIGNATION LETTER

To:	Bank of Scotland plc as Facility Agent
From:	[resigning obligor] and Royal Invest Europe B.V.
Dated:	●
Re:	€ 100,000,000 facility agreement dated 21 December 2007 (the "Facility Agreement")

Dear Sirs,

1	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2	Pursuant to 30 (Changes to Obligors), we request that [resigning Obligor] be released from its obligations as a Obligor under the Agreement.

3	We confirm that no Default t is continuing or would result from the acceptance of this request.

4	This Resignation Letter is governed by Dutch law.

Yours faithfully,

[PARENT]

___________________________		___________________________
Name:		Name:
Title:	[director][attorney-in-fact (gevolmachtigde)]	Title:	[director][attorney-in-fact (gevolmachtigde)]

[SUBSIDIARY]

___________________________		___________________________
Name:		Name:
Title:	[director][attorney-in-fact (gevolmachtigde)]	Title:	[director][attorney-in-fact (gevolmachtigde)]

Schedule 9

PROPERTY INFORMATION

Part I
Annual Information

1	A summary of all related material information relating to each Property.

2	A market report on current market conditions relating to each Property including, without limitation, information on each of the following:

(a)	local availability;

(b)	prevailing rental patterns and outlook;

(c)	relevant independent market studies relating to any of areas supply, area demand, rental values, take-up, rental yield;

(d)	major events;

(e)	competition; and

(f)	any relevant articles in the local press.

Part II
Quarterly information

1	Property management report on a Property by Property basis including:

(a)	an overview of each Property;

(b)	a schedule of the existing occupational tenants of each Property, showing for each tenant: the rent, service charge, value added tax and any other amounts payable in that period by that tenant;

(c)	details of each Lease Document which has expired or been determined or surrendered and any new letting proposed;

(d)	details of each new Lease Document entered into since the date of the last property management report (to include rental income attributable);

(e)	details of each Lease Document maturing within the next twelve months and proposals to replace those Lease Documents;

(f)	the current vacancy level of each Property;

(g)	details of each Property disposed of during that quarter (including the disposal proceeds received by any Obligor);

(h)	copies of all material correspondence with insurance brokers handling the insurance of each Property;

(i)	copies of any reports prepared by third parties in relation to any Property;

(j)	details of any proposed capital expenditure with respect of each Property;

(k)	details of any material repairs required to each Property; and

(l)	details of any material correspondence or disputes with tenants under Occupational Leases.

2	Leasing and strategy report including (each on a Property by Property basis):

(a)	details of marketing budget, marketing strategy and implementation of marketing strategy;

(b)	details of target tenants;

(c)	details and status of leasing inquiries;

(d)	details of leasing strategy; and

(e)	copies of minutes of meetings relating to leasing.

3	Financial report including:

(a)	overview of finances relating to each Property;

(b)	copies of management accounts and management cash flows produced by, or for, any Obligor, on a corporate and a Property by Property business;

(c)	details of:
(iii)	any arrears of rent or service charges under any Lease Document and any step being taken to recover them;

(iv)	rent collections on a Property by Property basis;

(d)	details of any rent reviews with respect to any Lease Document in progress or agreed;

(e)	copies of the statements for each Account;

(f)	operating statement including summary of receipts and expenses on a Property by Property basis and at a corporate level;

(g)	comparison of actual cash flow against budgeted cash flow on a corporate and a Property by Property basis;

(h)	summary of payments under the Finance Documents.

Schedule 10

PROPERTY DETAILS

Property (address)	Allocated Loan Amount (€)
FVG properties
Berenkoog 53, Alkmaar	1,241,850
Franciscusweg 8-10, Hilversum	16,233,300
De Schans 18-02, Lelystad	2,397,850
Keulsekade 216, Utrecht	3,723,000
Mijlweg 7, Vianen	2,185,350
Edisonweg 9, Woerden	657,900

Muermans deal - Assen
Schepersmaat 4, Assen	21,510,100

Terwarie deal - Badhoevedorp
Sloterweg 22, Badhoevedorp	3,002,200

Alfang deal
Zuidermolenweg, Amsterdam	1,099,900
Parallelweg , Beverwijk	3,581,050
Kruisweg 855-859, Hoofddorp	2,465,000
Schinkelwaard 20, Alkmaar	3,521,550
Willemsstraat 47 c.a., Hengelo	1,769,700

AMOGB deal
Produktieweg 1, Roermond	3,223,200
Stuartweg 2, Vianen	5,965,300
Nieuwzeelandweg 10, Amsterdam	1,903,150

Kuiper group deal - Leeuwarden
Emmakade 57-59, Leeuwarden	5,210,500

Steden Kroon
Willinkplein 19, Emmen
Dalipassage 24. 30 and 34, Emmen
Nijverheidsweg Noord 72, Amersfoort

SIGNATURES

THE PARENT

ROYAL INVEST EUROPE B.V.
represented by Royal Investment Development and Services B.V.

___________________________
Name:	David Havenaar
Title:	director

Address:                       Ditlaar 7
1066 EE Amsterdam
the Netherlands
Attention:                       David Havenaar
Tel:                  +31 (0)20 6720 026
Fax:                  +31 (0)20 6761 052
E-mail:                  havenaar@royalinvestinternational.com

THE BORROWER

ROYAL INVEST EUROPE B.V.
represented by Royal Investment Development and Services B.V.

___________________________
Name:	David Havenaar
Title:	director

Address:                       Ditlaar 7
1066 EE Amsterdam
the Netherlands
Attention:                       David Havenaar
Tel:                  +31 (0)20 6720 026
Fax:                  +31 (0)20 6761 052
E-mail:                  havenaar@royalinvestinternational.com

THE GUARANTOR

ROYAL INVEST EUROPE B.V.
represented by Royal Investment Development and Services B.V.

___________________________
Name:	David Havenaar
Title:	director

Address:                       Ditlaar 7
1066 EE Amsterdam
the Netherlands
Attention:                       David Havenaar
Tel:                  +31 (0)20 6720 026
Fax:                  +31 (0)20 6761 052
E-mail:                  havenaar@royalinvestinternational.com

THE ARRANGER

BANK OF SCOTLAND PLC

___________________________
Name:	N. de la Rive Box
Title:	Proxy-holder A

Address:                       Delflandlaan 1
1062 EA Amsterdam
Attention:                       N. de la Rive Box
Tel:                  +31 (0)20 3057 821
Fax:                  +31 (0)20 6711 026
E-mail:                  norbertdelarivebox@bankofscotland.com

THE FACILITY AGENT

BANK OF SCOTLAND PLC

___________________________
Name:	N. de la Rive Box
Title:	Proxy-holder A

Address:                       Delflandlaan 1
1062 EA Amsterdam
Attention:                       N. de la Rive Box
Tel:                  +31 20 3057 821
Fax:                  +31 20 6711 026
E-mail:                  norbertdelarivebox@bankofscotland.com

THE SECURITY AGENT

BANK OF SCOTLAND PLC

___________________________
Name:	N. de la Rive Box
Title:	Proxy-holder A

Address:                       Delflandlaan 1
1062 EA Amsterdam
Attention:                       N. de la Rive Box
Tel:                  +31 20 3057 821
Fax:                  +31 20 6711 026
E-mail:                  norbertdelarivebox@bankofscotland.com

THE LENDERS

BANK OF SCOTLAND PLC (acting through its Treasury Division)

___________________________
Name:	N. de la Rive Box
Title:	Proxy-holder A

Address:                       Delflandlaan 1
1062 EA Amsterdam
Attention:                       N. de la Rive Box
Tel:                  +31 20 3057 821
Fax:                  +31 20 6711 026
E-mail:                  norbertdelarivebox@bankofscotland.com

THE HEDGE COUNTERPARTY

BANK OF SCOTLAND PLC

___________________________
Name:	N. de la Rive Box
Title:	Proxy-holder A

Address:                       Delflandlaan 1
1062 EA Amsterdam
Attention:                       N. de la Rive Box
Tel:                  +31 20 3057 821
Fax:                  +31 20 6711 026
E-mail:                  norbertdelarivebox@bankofscotland.com